ASSET PURCHASE AGREEMENT by and among

CP SECURE INTERNATIONAL HOLDING LIMITED, THE STOCKHOLDERS THEREOF, and NETGEAR, INC.

Dated as of September 22, 2008

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND TERMS
Section	1.1	Certain Definitions			2
Section	1.2	Other Terms	12
Section	1.3	Interpretation of Agreement				12
ARTICLE II

PURCHASE AND SALE OF THE BUSINESS
Section	2.1	Purchase and Sale of Assets				13
Section	2.2	Excluded Assets		14
Section	2.3	Assumption of Liabilities				15
Section	2.4	Excluded Liabilities			15
Section	2.5	Purchase Price. 15
Section	2.6	Escrow Fund	15
Section	2.7	Contingent Payment.			16
Section	2.8	Closing	16
Section	2.9	Ancillary Agreements			16
Section	2.10	Deliveries by Buyer			17
Section	2.11	Deliveries by Seller			17
Section	2.12	Nonassignability of Assets				18
Section	2.13	Affiliate Acquisitions			19
Section	2.14	Post-Closing Transition Services					19
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER
Section	3.1	Organization and Qualification					19
Section	3.2	Subsidiaries		20
Section	3.3	Corporate Authorization			20
Section	3.4	Consents and Approvals			20
Section	3.5	Non-Contravention 20
Section	3.6	Binding Effect		21
Section	3.7	Financial Statements.			21
Section	3.8	Litigation and Claims			22
Section	3.9	Taxes 22
Section	3.10	Reserved.	22
Section	3.11	Compliance with Laws			22
Section	3.12	Intellectual Property.			23
Section	3.13	Reserved.	26
Section	3.14	Contracts	26
Section	3.15	Territorial Restrictions				27
Section	3.16	Absence of Changes			27
Section	3.17	Confidentiality 27
Section	3.18	Assets	27

Section	3.19	Title to Property.	27
Section	3.20	Operation of the Business.	28
Section	3.21	Absence of Liabilities	28
Section	3.22	Warranties/Product Liability 28
Section	3.23	Insurance 29
Section	3.24	Finders’ Fees	29
Section	3.25	Continued Employment	29
Section	3.26	Seller Products and Inventory.	29
Section	3.27	Export Controls, Trade Sanctions and Certain Payments.	29
Section	3.28	Disclosure 30
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Section	4.1	Organization and Qualification	30
Section	4.2	Corporate Authorization	30
Section	4.3	Consents and Approvals	31
Section	4.4	Non-Contravention	31
Section	4.5	Binding Effect	31
Section	4.6	Finders’ Fees	31
Section	4.7	Financial Capability	31
Section	4.8	Investigation.	31
ARTICLE V

COVENANTS
Section	5.1	Access and Information.	32
Section	5.2	Conduct of Business	33
Section	5.3	Reasonable Best Efforts	35
Section	5.4	Tax Matters.	36
Section	5.5	Post-Closing Obligations of the Business to Certain Employees.	39
Section	5.6	Ancillary Agreements	40
Section	5.7	Non-Solicitation/Non-Competition.	40
Section	5.8	Further Assurances	41
Section	5.9	Confidentiality.	41
Section	5.10	No Solicitation of Prohibited Transactions.	42
Section	5.11	Intellectual Property Non-Assertion	42
Section	5.12	Update to Assumed Liabilities Schedule	42
Section	5.13	Minimum Inventory	43
Section	5.14	Transition Services Agreement	43
Section	5.15	Post-Closing Legal Proceedings	43
Section	5.16	Post-Closing Access to Books and Records.	43
Section	5.17	CP Secure Nanjing Leases	44
ARTICLE VI

CONDITIONS TO CLOSING
Section	6.1	Conditions to the Obligations of Buyer and Seller	44
Section	6.2	Conditions to the Obligations of Buyer	44
Section	6.3	Conditions to the Obligations of Seller	46
ARTICLE VII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES
Section	7.1	Survival	46
Section	7.2	Indemnification by Seller and Selling Stockholders. 47
Section	7.3	Indemnification by Buyer.	49
Section	7.4	Third Party Claim Indemnification Procedures.	50
Section	7.5	Direct Claims	52
Section	7.6	Payments	52
Section	7.7	Characterization of Indemnification Payments	52

ARTICLE VIII

TERMINATION
Section	8.1	Termination 53
Section	8.2	Termination Procedures				53
Section	8.3	Effect of Termination				53
ARTICLE IX

EMPLOYEE MATTERS
Section	9.1	Employment Matters				54
Section	9.2	No Third Party Rights				55
Section	9.3	Employee Communications				55
ARTICLE X

MISCELLANEOUS
Section	10.1		Notices	55
Section	10.2		Amendment; Waiver			56
Section	10.3		No Assignment or Benefit to Third Parties					56
Section	10.4		Entire Agreement		57
Section	10.5		Fulfillment of Obligations				57
Section	10.6		Public Disclosure			57
Section	10.7		Expenses	57
Section	10.8		Schedules	57
Section	10.9		Bulk Sales	57
Section	10.10 Governing Law; Submission to Jurisdiction; Selection of Forum;
Waiver of Trial by Jury				58
Section	10.11 Counterparts				58
Section	10.12 Headings			58
Section	10.13 Severability				58

EXHIBITS
Exhibit A		-	Intellectual Property Assignment Agreements
Exhibit B		-	Escrow Agreement
Exhibit C		-	Transition Services Agreement
Exhibit D		-	Form of Local Purchase Agreements

     ASSET PURCHASE AGREEMENT, dated as of September 22, 2008, by and among CP SECURE INTERNATIONAL HOLDING LIMITED, a corporation organized under the laws of the Cayman Islands (“Seller”), the stockholders of Seller listed on the signature pages hereto (collectively, the “Selling Stockholders”) and NETGEAR, INC., a Delaware corporation (“Buyer”).

W I T N E S S E T H:

     WHEREAS, Seller is engaged worldwide, among other things, in the business of making and selling gateway content security appliances that provide anti-malware, anti-spyware, anti-trojan, anti-spam, URL filtering and other security functions (as conducted by Seller and its Affiliates during the period through the Closing Date, the “Business”); WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase and assume from Seller certain assets and liabilities of the Business, as more particularly set forth herein; WHEREAS, on the Closing Date, Seller and Buyer will enter into (or, as applicable, will cause one or more of their respective Affiliates to enter into) one or more Intellectual Property Assignment Agreements in the form of Exhibit A (the “Intellectual Property Assignment Agreements”);

     WHEREAS, on the Closing Date, Seller and Buyer will enter into an Escrow Agreement, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), pursuant to which the Escrow Amount will be deposited into and held in escrow to offset potential indemnification claims of the Buyer Indemnified Parties under this Agreement; WHEREAS, CP Secure Nanjing and Buyer (or its Affiliate) will enter into a Transition Services Agreement in the form of Exhibit C (the “Transition Services Agreement”) on the date specified in Section 5.14 of this Agreement; WHEREAS, as a condition and an inducement to Buyer to enter into this Agreement, each of the Key Employees has entered into an employment agreement with Buyer or one of its Affiliates, dated the date hereof, and substantially in the form previously made available to Seller (collectively, the “Employment Agreements”), that are conditioned on the Closing and will become effective on the Closing Date (or in the case of Renkui Tao and Jianghao Li will become effective on the later of (a) the Closing Date and (b) the date that Buyer has formed the Nanjing branch of the wholly-foreign owned enterprise of Buyer (the “Buyer WFOE”) contemplated by Section 6.2(l) (the later of such date identified in (a) and (b) above, the “Nanjing Effective Date”)); WHEREAS, certain of the purchase and sale transactions provided for in this Agreement shall be effected through one or more Local Purchase Agreements (as defined below) which will be subject to the terms, provisions and conditions of this Agreement, except as otherwise stipulated in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

     Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below: “Accounts Payable” means all trade accounts and notes payable and other miscellaneous payable of the Business as of the Closing arising out of the purchase or other acquisition of goods or services of the Business.

     “Accounts Receivable” means all trade accounts and notes receivable and other miscellaneous receivables of the Business as of the Closing arising out of the sale or other disposition of goods or services of the Business.

     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     “Agreement” means this Asset Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

     “Ancillary Agreements” has the meaning set forth in Section 2.9. “Applicable Employees” has the meaning set forth in Section 9.1. “Assumed Liabilities” means the following Liabilities of the Business under the Contracts to furnish goods or services to another party after the Closing: (i) all Liabilities arising after the Closing under the Transferred Contracts (but excluding any Liability for any breach arising in whole or in part on or prior to the Closing); (ii) all Liabilities for product warranty claims and subscription license support with respect to the Products set forth on Schedule 1.1(a), as it may be updated pursuant to Section 5.12; and (iii) all Liabilities to the extent arising out of, relating to or in connection with the ownership or operation of the Transferred Assets after the Closing Date. For the avoidance of doubt, Assumed Liabilities shall not include: (a) Liabilities for refunds, rebates, rights of return or similar obligations, with respect to any Products sold prior to the Closing Date; (b) any Liabilities of Seller pursuant to any Benefit Plan or as an employer related to the employee rights, compensation and benefits arising up to and including the Closing Date; (c) any Liabilities arising from any breach of a Contract that occurred on or prior to the Closing; (d) any Liabilities for Intellectual Property infringements or unpaid royalty payments with respect to activities conducted by Seller prior to the Closing Date, including any Products sold prior to the Closing Date; (e) all Accounts Payable in existence as of the Closing, (f) any Liability relating to intercompany payables, (g) any environmental Liability, (h) any Liability for Taxes relating to tax periods prior to the Closing Date and (i) any Indebtedness of Seller or any of its Affiliates.

“Audited Financial Statements” has the meaning set forth in

Section 3.7.

     “Benefit Plans” shall mean all benefit and compensation plans, contracts, policies or arrangements covering Employees, including any trust instruments and insurance contracts forming a part thereof, any “employee benefit plans”, any deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, workers’ compensation, short term disability, vacation and severance plans and all employment, consulting, severance and change in control agreements, and all amendments thereto “Books and Records” means all books, ledgers, files, databases, reports, plans, records, Tax Records, channel and customer contact lists, manuals, assy drawings, product schematics, build of materials, test plans, test procedures, test programs, approved vendor lists, design validation reports, regulatory reports, regulatory certificates and other materials (in any form or medium) of, or maintained for, the Business, but excluding any such items to the extent (i) they are included in any Excluded Assets or Excluded Liabilities, (ii) any Law prohibits their transfer, (iii) any transfer thereof otherwise would subject Seller or any of its Affiliates to any material liability, or (iv) they are described on Schedule 1.1(b).

“Business” has the meaning set forth in the Recitals.

     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, San Francisco, California, Beijing, China or Taipei, Taiwan are authorized or obligated by Law or executive order to close.

“Business IT Assets” has the meaning set forth in Section 3.12(i). “Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2. “Buyer WFOE” has the meaning set forth in the Recitals.

“Cash Closing Payment” has the meaning set forth in Section 2.5(a). “Chosen Courts” has the meaning set forth in Section 10.10.

     “Contingent Payment” has the meaning set forth in Section 2.7. “Claim Notice” has the meaning set forth in Section 7.4(a). “Closing” means the closing of the Transaction that is the subject of this Agreement.

“Closing Date” has the meaning set forth in Section 2.8. “Code” means the Internal Revenue Code of 1986, as amended.

     “Confidentiality Agreement” means the mutual nondisclosure agreement between CP Secure, Inc. (an Affiliate of Seller) and Buyer, dated March 19, 2008.

“Consideration” has the meaning set forth in Section 5.4(g).

     “Contracts” means all (a) agreements, contracts and arrangements with, and commitments and licenses from, customers of the Business except to the extent they are immaterial and do not purport to impose a commitment on Buyer or its Affiliates, (b) purchase orders issued by customers of the Business which are an order for one or more products of the Business and pursuant to which the product(s) which are the subject of such purchase order are scheduled to be shipped by Seller or its Affiliates after the Closing Date, (c) all other agreements, contracts, arrangements, commitments, licenses, purchase orders and other documents pursuant to which Seller or its Affiliates have any rights and which are Related to the Business except to the extent they are immaterial and do not purport to impose a commitment on Buyer or its Affiliates, and (d) licenses for any Transferred Assets to the extent such license is not an Excluded Asset, in the case of each of clauses (a) through (d) of this definition of Contracts, whether such Contracts are written or oral.

     “CP Secure Germany” means CP Secure Deutschland GmbH, a corporation organized under the laws of the Federal Republic of Germany.

     “CP Secure Nanjing” means CP Secure Inc., Nanjing, a corporation organized under the laws of the People’s Republic of China.

     “CP Secure Nanjing Leases” means (a) the Office Lease, dated June 12, 2008, by and between CP Secure Nanjing and Nanjing Property Development Co., Ltd. for a portion of the 28th floor of TouZi Building, 414 South Zhong Shan Road, Nanjing, China 210006, comprising 160.24 square meters and with a lease term of July 1, 2008 through March 31, 2011 and (b) the Office Lease, dated December 10, 2007, by and between CP Secure Nanjing and Nanjing Property Development Co., Ltd. for a portion of the 23rd floor of TouZi Building, 414 South Zhong Shan Road, Nanjing, China 210006, comprising 580.54 square meters and with a lease term of March 1, 2008 through March 31, 2011.

     “CP Secure Taiwan” means CP Secure Inc., a corporation organized under the laws of the Republic of China.

     “CP Secure Group” means Seller, CP Secure Germany, CP Secure Nanjing, CP Secure Taiwan, CP Secure Inc., a California corporation, and Partner Plus Enterprises International Limited, a corporation organized under the laws of the British Virgin Islands.

     “Customer Lists” means all lists maintained as of the Closing Date by Seller or its Affiliates of customers or potential customers of the Business (including all channel and end customers or potential customers).

“Direct Claim” has the meaning set forth in Section 7.5. “Employees” means all current employees of the Business.

     “Employment Agreement” has the meaning set forth in the Recitals. “Encumbrance” means any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, easement, or other restriction or third party right of any kind, including any right of first refusal or restriction on voting.

     “Escrow Agent” means an escrow agent selected by Buyer and reasonably acceptable to Seller.

“Escrow Agreement” has the meaning set forth in the Recitals. “Escrow Amount” means $1,700,000.

“Escrow Fund” has the meaning set forth in Section 2.6.

     “Escrow Payment” means the remainder, if any, of the Escrow Amount after the deduction of the aggregate amount finally determined to be payable to Buyer Indemnified Persons pursuant to Article VII. “Excluded Assets” has the meaning set forth in Section 2.2.

     “Excluded Liabilities” means all Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities.

     “Excluded Taxes” means (a) all Income Taxes owed by Seller or any of its Affiliates for any period; (b) all Taxes relating to the Excluded Assets or Excluded Liabilities for any period; (c) all Taxes relating to the Business, the

Transferred Assets, or the Assumed Liabilities imposed with respect to or otherwise attributable to any Pre-Closing Period; (d) all Taxes of Seller or any other Person by reason of being a member of a consolidated, combined, unitary or affiliated group that includes any of Seller or any of its present or past Affiliates prior to the Closing, by reason of a Tax sharing, Tax indemnity or similar agreement entered into by Seller or any of its present or past Affiliates prior to the Closing (other than this Agreement) or by reason of transferee or successor liability arising in respect of a transaction undertaken by Seller or any of its present or past Affiliates prior to the Closing; (e) Taxes imposed on Buyer as a result of any breach of warranty or misrepresentation herein, or breach by Seller of any covenant relating to Taxes; (f) all Transfer Taxes for which Seller is liable under Section 5.4(e), except as may otherwise be provided in a Local Purchase Agreement; and (g) all VAT for which Seller is liable under Section 5.4(i).

     “Financial Statements” has the meaning set forth in Section 3.7. “Fixtures and Equipment” means all furniture, furnishings, vehicles, equipment, computers, tools, custom capital equipment, sheet metal tooling, plastic injection molded tooling, production test fixtures, and other tangible personal property (other than Inventory) Related to the Business, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person.

     “GAAP” means the generally accepted accounting principles of a Person’s jurisdiction of organization.

     “Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals related to the Business and issued by or obtained from a Government Entity or Self-Regulatory Organization.

     “Government Entity” means any federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.

     “Import Duties” shall mean any import duties imposed by a Government Entity on the sale of the Transferred Assets from Seller to Buyer.

     “Income Taxes” means Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes.

     “Indebtedness” means (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock, and any interest, premium, fees, penalties unpaid and owing with respect to the foregoing liabilities; (ii) all liabilities for the deferred purchase price of property; (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (iv) any payment obligation in respect of interest under any existing interest rate swap or hedge agreement entered into with respect to any liabilities described in clauses (i) or (ii) above; (v) any negative cash or overdraft balances; and (vi) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured, and all liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured.

     “Indemnified Parties” has the meaning set forth in Section 7.2. “Indemnifying Party” has the meaning set forth in Section 7.4(a). “Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of source or origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (“Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, and customer and supplier lists and information (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) rights of publicity and privacy; (vi) computer software (including object code and source code), software platforms, Internet websites and website content; (vii) product design specifications; (viii) all intellectual property rights and benefits granted to or enjoyed by the Seller and/or any of its Affiliates under the IP Contracts; (ix) all other intellectual property or proprietary rights of any type throughout the world; and (x) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

     “Intellectual Property Assignment Agreement” has the meaning set forth in the Recitals.

     “Inventory” means all inventory Related to the Business, wherever located, including all finished goods whether held at any location or facility of Seller or any of its Affiliates or in transit to Seller or any of its Affiliates, except to the extent included in Excluded Assets or sold by Seller in the Ordinary Course of Business during the period between the date of this Agreement and the Closing.

     “IP Contracts” means all contracts relating to Intellectual Property or IT Assets to which Seller and/or any of its Affiliates is a party as of the date hereof, including contracts granting Seller and/or any of its Affiliates rights to use the Intellectual Property of other Persons, non-assertion agreements, settlement agreements, agreements granting rights to use Transferred IP, Trademark coexistence agreements, and Trademark consent agreements.

     “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment and all associated documentation.

     “Key Employees” means Shuang Ji, Renkui Tao and Jianghao Li. “Knowledge” or any similar phrase means the collective knowledge of employees or such persons who have primary responsibility for the relevant matter of Seller and its Affiliates, or of Buyer, as the case may be.

     “Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization.

     “Legal Proceeding” has the meaning set forth in Section 5.15. “Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

     “Limited License” has the meaning set forth in Section 3.12(k). “Local Purchase Agreements” shall mean the local purchase agreements between the entities listed in Schedule 1.1(c), subject to the terms and conditions of this Agreement and in substantially the same form as Exhibit D in all material respects and with the trade terms specified in Schedule 1.1(c), subject to any applicable changes related to the Laws and practice of the applicable local jurisdiction for each such agreement and any other changes necessary to give effect to the purchase and sale of the portion of the Transferred Assets being transferred pursuant to each such agreement.

“Losses” has the meaning set forth in Section 7.2(a).

     “Material Adverse Effect” means an effect that is materially adverse to the business, assets, financial condition, results of operations, liquidity or prospects of the Business.

     “Minimum Inventory” has the meaning set forth in Section 5.13. “Nanjing Effective Date” has the meaning set forth in the Recitals. “Non-Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals other than Governmental Authorizations that are (i) held by Seller or any of its Affiliates and (ii) Related to the Business.

“Notice Period” has the meaning set forth in Section 7.4(a). “Offer Letter” has the meaning set forth in Section 9.1.

     “Ordinary Course” or “Ordinary Course of Business” means the conduct of the Business in accordance with Seller’s normal day-to-day customs, practices and procedures, consistent with past customs, practices and procedures.

     “Permitted Encumbrances” means (i) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course and which would not materially impair the operation of the Business or the use or value of the Transferred Assets and (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent, in each case, in an amount that would not be material to the Business or the Transferred Assets.

     “Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust or other entity or organization.

     “Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

     “Primary Core Technology” means the following proprietary software held by the CP Secure Group: (a) the Stream Scanning Engine and (b) the Mini Engine.

     “Product” has the meaning set forth in Section 3.22. “Prohibited Transaction” has the meaning set forth in Section 5.10(a).

     “Purchase Price” shall mean the Cash Closing Payment, the Escrow Payment, if any, and the Contingent Payment, if any.

     “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Government Entity or domain name registrar.

     “Related to the Business” means required for, related to, or used in connection with, the Business as conducted by Seller and its Subsidiaries prior to the Closing.

     “Self-Regulatory Organization” means any self-regulatory body or organization.

     “Seller” has the meaning set forth in the Preamble. “Seller Closing Certificate” has the meaning set forth in Section 6.2(e).

     “Seller Disclosure Schedules” means any Schedules to this Agreement delivered by Seller.

“Seller Extended Warranties” has the meaning set forth in

Section 7.1.

“Seller Indemnifying Parties” has the meaning set forth in

Section 7.2.

“Seller Indemnified Parties” has the meaning set forth in

Section 7.3.

     “Seller Required Approvals” means all consents, approvals, waivers, authorizations, notices and filings that are required to be listed on Schedules 3.4(i) and 3.4(ii).

     “Selling Stockholders” has the meaning set forth in the Preamble. “Subsidiary” means any Person (i) whose securities or other ownership interests having by their terms the power to elect a majority of the board of directors or other persons performing similar functions are owned or controlled, directly or indirectly, by Seller and/or one or more Subsidiaries, or (ii) whose business and policies Seller and/or one or more Subsidiaries have the power to direct.

     “Supplier Lists” means all lists maintained as of the Closing Date by Seller or its Affiliates of past or present suppliers or potential future suppliers of the Business.

     “Tax” or “Taxes” means all federal, state, local, or foreign income, profits, franchise, gross receipts, net receipts, capital, capital stock, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), recording, stamp, transfer, conveyance, severance, production, excise, and other taxes, withholdings, duties, levies, imposts, license and registration fees, and other similar charges and assessments, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return (including all fines, penalties, and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies, or other assessments, and all interest thereon and any liability arising pursuant to the provisions of any applicable state, local or foreign Tax Law) imposed by or on behalf of any Taxing Authority, whether arising before, on, or after the Closing Date.

     “Tax Records” means copies of all records of any kind and in whatever format, including all documents, microfiche, microfilm and computer records (including magnetic tape, disc storage, card forms and printed copy) that relate to any withholding Tax imposed on or in connection with the Transferred Assets or the Business, or any information return required to be filed in connection with the Transferred Assets or the Business.

“Tax Returns” means any and all returns, reports and forms

(including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Taxing Authority with respect to Taxes.

     “Taxing Authority” means any foreign, federal, state or local government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority, body, or instrumentality exercising any authority to impose, regulate, or administer the imposition of Taxes.

     “Termination Date” has the meaning set forth in Section 8.1(b). “Third Party Claim” has the meaning set forth in Section 7.4(a). “Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

     “Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

     “Transaction” means the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities pursuant to this Agreement.

     “Transfer Taxes” has the meaning set forth in Section 5.4(e). “Transferred Assets” has the meaning set forth in Section 2.1. “Transferred Contracts” has the meaning set forth in Section 2.1(d). “Transferred Employees” means those Applicable Employees who accept offers of employment with Buyer.

     “Transferred Employees’ Records” means all personnel files related to the Transferred Employees, provided that Transferred Employees’ Records shall not include any files the transfer of which would be prohibited by Law.

     “Transferred Fixed Assets” has the meaning set forth in Section 2.1(g).

     “Transferred IP” or “Transferred Intellectual Property” shall mean, collectively, the Transferred Patents and the Transferred Non-Patent IP.

     “Transferred IP Contracts” has the meaning set forth in Section 3.12(d).

     “Transferred Inventory” has the meaning set forth in Section 2.1(c). “Transferred Non-Patent IP” has the meaning set forth in Section 2.1(b).

“Transferred Patents” has the meaning set forth in Section 2.1(a). “Transition Services Agreement” has the meaning set forth in the

Recitals.

“Unaudited Financial Statements” has the meaning set forth in

Section 3.7.

     “UTM Products” has the meaning set forth in Section 2.7. “VAT” shall mean Value Added Tax or any analogous tax in any relevant jurisdiction including but not limited to business, consumption, use, sales and local sales taxes of any kind.

     “Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary all of the outstanding voting stock (other than directors’ qualifying shares) of which is owned by such Person, directly or indirectly.

     Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

     Section 1.3 Interpretation of Agreement. Unless the express context otherwise requires: (a) each party acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement; (b) the table of contents of this Agreement and the bold-faced headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement; (c) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(e)	the terms “Dollars” and “$” mean United States Dollars;

(f)	references herein to a specific Section, Subsection, Schedule or

Exhibit shall refer, respectively, to Sections, Subsections, Schedules or Exhibits of this Agreement; (g) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and (h) references herein to any gender includes both genders.

ARTICLE II

PURCHASE AND SALE OF THE BUSINESS

     Section 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall and shall cause each of its Affiliates to, sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller or such Affiliates, all of the rights, title and interests of Seller and each of its Affiliates into and under the following, free and clear of all Encumbrances, other than Permitted Encumbrances (which, subject to Section 2.2, are referred to in this Agreement as the “Transferred Assets”): (a) the patents and patent applications and patent rights to inventions identified on Schedule 2.1(a), as well as any foreign or multinational counterparts identified on Schedule 2.1(a)(1) (including patents, statutory invention registrations, patent registrations, patent applications, provisional patent applications, industrial designs and industrial models) thereof, whether or not identified on Schedule 2.1(a), including all United States and foreign reissues, divisions, revisions, supplementary protection certificates, continuations, continuations in part, extensions, renewals and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each of the foregoing (collectively, the “Transferred Patents”); and the invention disclosures identified on Schedule 2.1(a) including all rights therein as well as all improvements to the inventions disclosed therein made by Buyer; (b) the Intellectual Property (other than patent rights) in and to or associated with the items identified on Schedule 2.1(b) (the “Transferred Non-Patent IP”);

(c)	the Inventory (the “Transferred Inventory”);

(d)	the Contracts listed on Schedule 2.1(d) (the “Transferred Contracts”);

(e)	Customer Lists;

(f)	Supplier Lists;

(g)	the prototypes, systems, furniture, Fixtures and Equipment, masks, IT

Assets and other fixed assets of (i) CP Secure, Inc, Nanjing, a Subsidiary of Seller or (ii) that are identified on Schedule 2.1(g) (the “Transferred Fixed Assets”);

(h)	Books and Records;

(i)	Transferred Employees’ Records;

(j)	all hardware production-related equipment and tooling;

(k)	all causes of action, lawsuits, judgments, claims and demands of any nature available from time to time to or being pursued by Seller or any of its Affiliates in each case to the extent related to the Transferred Assets, the Assumed Liabilities or the ownership, use, function or value of any Transferred Asset, whether known or unknown, suspected or unsuspected and whether arising by way of counterclaim or otherwise including the right of Seller or any of its Affiliates to pursue claims and enforce the obligations of any party to any proprietary/confidential information agreements and non-competition agreements to which any current or former employee, consultant, contractor and actual or potential business partner, counterparty or investor of or in Seller or any of its Affiliates is a party, in each case to the extent related to the Transferred Assets, except in each case to the extent included in the Excluded Assets; (l) any credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent related to a Transferred Asset; (m) to the extent their transfer is permitted by Law, all Governmental Authorizations and Non-Governmental Authorizations and all applications therefor; and (n) any guaranties, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates to the extent related to the Transferred Assets.

     Section 2.2 Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, Seller and its Affiliates shall retain all of their existing right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Transferred Assets shall not include, the following (collectively, the “Excluded Assets”): (a) any asset or class of assets excluded from the defined terms set forth in Section 2.1(a)-(o) by virtue of the limitations expressed or implied therein;

(b)	any asset identified on Schedule 2.2(b);

(c)	Accounts Receivable;

(d)	all rights in connection with and assets of the Benefit Plans;

(e)	all credits, prepaid expenses, deferred charges, advance payments,

security deposits, prepaid items and duties to the extent related to any asset that is not a Transferred Asset; and (f) all cash and cash equivalents.

     Section 2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume and discharge or perform when due all the Assumed Liabilities. Buyer will not assume or have any responsibility of any nature with respect to any Liability relating to the Business, the Transferred Assets or the Transferred Employees that exists, or arises out of the operation or ownership of the Transferred Assets or the Business or the employment of the Transferred Employees, on or prior to the Closing and that is not an Assumed Liability.

     Section 2.4 Excluded Liabilities. Seller and its Affiliates shall retain and be responsible for all Excluded Liabilities and Excluded Taxes.

Section 2.5 Purchase Price.

     (a) On the terms and subject to the conditions set forth herein, in consideration of the sale of the Transferred Assets, at the Closing, in addition to the assumption of the Assumed Liabilities, Buyer shall pay to Seller (or shall cause its Affiliates to pay to Seller or its Affiliates pursuant to the Local Purchase Agreements) an aggregate amount in cash equal to $12,300,000. This amount shall be allocated and paid pursuant to this Agreement and the Local Purchase Agreements in accordance with Section 5.4(g) (the “Cash Closing Payment”).

     (b) The Seller shall also be entitled to payment of the Escrow Payment, if any, at such time and in the amount, and subject to the terms and conditions, set forth in Section 2.6.

     (c) The Seller shall also be entitled to payment of the Contingent Payment, if any, in the amount, and subject to the terms and conditions, set forth in Section 2.7.

     (d) Buyer shall deduct from the Purchase Price any amounts required to be withheld and deducted under the Code or other applicable Tax Law. As applicable, any amounts so deducted shall be remitted by Buyer to the appropriate Government Entity on a timely basis or at the request of Seller, if permitted by applicable Law, paid over by Buyer to Seller upon delivery by Seller to Buyer of an official receipt, certification or other statement from the Government Entity that such Taxes have been paid to the Government Entity on a timely basis or that no such Taxes are due.

     Section 2.6 Escrow Fund. On or prior to the Closing, Seller and Buyer shall enter into the Escrow Agreement with the Escrow Agent. Pursuant to the terms of the Escrow Agreement, on the Closing Date, Buyer will create the escrow fund (the “Escrow Fund”) by depositing the Escrow Amount with the Escrow Agent. Distributions of any portion of the Escrow Fund shall be governed by the terms and conditions of the Escrow Agreement.

Section 2.7 Contingent Payment.

     (a) Immediately following the Closing, Buyer shall appoint Mr. Shuang Ji as the Vice President of Engineering, Security Products, for Buyer. Mr. Shuang Ji’s employment with Buyer will be governed by the terms and conditions of his Employment Agreement. The specifications for the development of the unified threat management products of Buyer for up to 10 users and for up to 25 users (the “UTM Products”) will be substantially similar to the specifications set forth in Schedule 2.7(a). If within five years after the Closing Date, both UTM Products pass the acceptance criteria and procedure as set forth on Schedule 2.7(a), Buyer shall pay to Seller, within 60 days of such acceptance, an amount equal to $3,500,000 (the “Contingent Payment”). Buyer will make available such resources for the development of the unified threat management products as it deems commercially reasonable. In addition, for the first eight months after the Closing, Buyer will devote engineering resources to develop the UTM Products at a level that is substantially similar to the engineering team that Seller has in Nanjing, China as of the date hereof (but in any event the engineering resources shall not exceed the Transferred Employees who are members of the engineering team in Nanjing, China and who have not voluntarily left the employment of Buyer and its Affiliates during such eight month period).

     (b) Except otherwise provided by the Section 2.7(a), the Seller acknowledges, understands and agrees that, after the Closing, Buyer shall exercise operational control of the Business and the Transferred Assets without interference by Seller. The Seller understands that, after the Closing, except as expressly provided herein (including Section 2.7(a)), the future design, creation, manufacturing, marketing, sales and distribution of the Business and its products and projects shall be exercised by Buyer in accordance with its own business judgment and in its sole and absolute discretion.

     (c) Seller will not transfer the right to receive the Contingent Payment (including any direct or indirect interest in the right to receive the Contingent Payment).

     Section 2.8 Closing. The Closing shall take place at the offices of Sullivan & Cromwell LLP, 1870 Embarcadero Road, Palo Alto, California 94303 at 10:00 A.M., San Francisco time, on the date which is the fifth Business Day following the date on which the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, or at such other time and place as the parties hereto may mutually agree. For purposes of this Agreement, “Closing Date” means the date on which the Closing actually takes place in Palo Alto, California.

     Section 2.9 Ancillary Agreements. At the Closing, Seller and Buyer, or their respective Affiliates, as applicable, will execute and deliver the following additional agreements to the extent not entered into previously (the “Ancillary Agreements”):

(a)	the Escrow Agreement;

(b)	the Local Purchase Agreements;

(c)	the Intellectual Property Assignment Agreements; and

(d)	the Transition Services Agreement.

     Section 2.10 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following: (a) the Cash Closing Payment in immediately available funds by wire transfer to an account or accounts which have been designated by Seller in writing at least five Business Days prior to the Closing Date; (b) a duly executed counterpart of each of the Ancillary Agreements to the extent not delivered prior to the Closing; (c) a certificate certifying that Buyer has deposited the Escrow Amount in the Escrow Fund pursuant to Section 2.6; and (d) the certificate to be delivered pursuant to Section 6.3(d).

     Section 2.11 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following: (a) bills of sale or other appropriate documents of transfer, in form and substance reasonably acceptable to Buyer, transferring the tangible personal property included in the Transferred Assets to Buyer;

     (b) assignment agreements, in form and substance reasonably acceptable to Buyer and Seller, assigning to Buyer all rights of Seller and its Affiliates in and to all of the Transferred Contracts, exclusive of any Excluded Liabilities; (c) assignments, in form and substance reasonably acceptable to Buyer and, if applicable, as required by any Government Entity with which Seller’s or any of its Affiliates’ rights to any Transferred Intellectual Property have been filed, assigning to Buyer the Transferred Intellectual Property;

(d)	the Books and Records;

(e)	the Transferred Employees’ Records;

(f)	an opinion of Cayman Islands counsel to Seller reasonably satisfactory to Buyer with respect to such matters as Buyer may reasonably request;

     (g) a duly executed counterpart of each of the Ancillary Agreements to the extent not delivered prior to the Closing; (h) evidence of the obtaining of, or the filing with respect to, Seller Required Approvals;

(i)	the certificate to be delivered pursuant to Section 6.2(e); and

(j)	such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

     Section 2.12 Nonassignability of Assets. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, sublease, assignment, transfer, conveyance or delivery to Buyer of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any governmental or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such asset unless such failure causes a failure of any of the conditions to Closing set forth in Article 6, in which event the Closing shall proceed only if the failed condition is waived by the party or parties entitled to the benefit thereof. In the event that the failed condition is waived and the Closing proceeds without the transfer, sublease or assignment of any such asset, then following the Closing, the parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that Seller shall bear all of the costs of obtaining such authorizations, approvals, consents or waivers. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such asset and to Seller the benefits, including any indemnities, that it would have obtained had the asset been conveyed to Buyer at the Closing. Once authorization, approval, consent or waiver for the sale, assignment, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, subleased, transferred, conveyed or delivered at the Closing is obtained, Seller shall or shall cause its relevant Affiliates to, assign, transfer, convey and deliver such asset to Buyer at no additional cost. To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to Buyer following the Closing pursuant to this Section 2.12, then Buyer and Seller shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder. Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller or any of its Affiliates in connection with its use of any asset (net of any Taxes and any other costs imposed upon Seller or any of its Affiliates) in connection with the arrangements under this Section 2.12. Section 2.13 Affiliate Acquisitions. Notwithstanding anything to the contrary contained in this Agreement, Buyer may elect to have any or all of the Transferred Assets conveyed or transferred to, or any of the Assumed Liabilities assumed by, one or more of its Affiliates; provided however, that no such election shall relieve Buyer of any of its obligations to Seller and its Affiliates hereunder with respect to the Assumed Liabilities or otherwise. The Purchase Price shall be allocated, based on valuations performed by Duff & Phelps Corporation or another valuation firm agreed upon by Buyer and Seller, among those Transferred Assets to be conveyed to Buyer and those Transferred Assets to be conveyed to the respective Affiliates of Buyer, but in no event shall the amount of the Purchase Price or any other items to be paid for the Transferred Assets, the nature of the Assumed Liabilities to be assumed, the obligation to pay Taxes (including Transfer Taxes) or the allocation of risk and responsibility between Seller and Buyer be modified to the detriment of Seller and/or Buyer and their respective Affiliates as a result of the delivery of separate bills of sale, assignments and other closing documents.

     Section 2.14 Post-Closing Transition Services. For a period of time after the Closing not to exceed four (4) months, at Buyer’s request Seller shall, and shall cause its Affiliates to: (a) use commercially reasonable efforts using its then existing employees to assist Buyer in establishing the procedure by which customers of the Business following the Closing may make all claims related to warranty liability and other obligations with respect to servicing, repairing or replacing any products delivered by Seller or its Affiliates to a customer of the Business on or prior to the Closing Date; and (b) use commercially reasonable efforts using its then existing employees to comply with all other reasonable requests of Buyer which are related or incidental to the transition, or the continued operation, of the Business by Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer, as of the date hereof and as of the Closing, as follows: Section 3.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and is in good standing under the laws of the Cayman Islands and has all requisite power and authority to own, lease and operate its assets (including any Transferred Assets) and to carry on the Business as currently conducted. The Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or the operation of the Transferred Assets or the conduct of the Business requires such qualification.

     Section 3.2 Subsidiaries. Each Affiliate of Seller which has title to any Transferred Asset is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its portion of the Business as currently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification.

     Section 3.3 Corporate Authorization. Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party has been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement or any of the Ancillary Agreements to which it is a party. Each Affiliate of Seller has full corporate power and authority to execute and deliver each Ancillary Agreement or Closing document to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by each Affiliate of Seller of each Ancillary Agreement or Closing document to which it is a party has been or prior to the Closing will have been duly and validly authorized, and no additional corporate or shareholder authorization or consent is or will be required in connection with the execution, delivery and performance by any Affiliate of Seller of the Ancillary Agreements or Closing documents to which such Affiliate is a party or signatory.

     Section 3.4 Consents and Approvals. Except as set forth on Schedule 3.4(i), no consent, approval, waiver, authorization, notice or filing is required to be obtained by Seller or any of its Affiliates from, or to be given by Seller or any of its Affiliates to, or made by Seller or any of its Affiliates with, any Government Entity or Self-Regulatory Organization, in connection with the execution, delivery and performance by Seller or any of its Affiliates of this Agreement and the Ancillary Agreements. Except as set forth on Schedule 3.4(ii), no consent, approval, waiver, authorization, notice or filing is required to be obtained by Seller or any of its Affiliates from, or to be given by Seller or any of its Affiliates to, or made by Seller or any of its Affiliates with, any Person which is not a Government Entity or Self-Regulatory Organization in connection with the execution, delivery and performance by Seller or any of its Affiliates of this Agreement and the Ancillary Agreements.

     Section 3.5 Non-Contravention. The execution, delivery and performance by Seller and its Affiliates of this Agreement and the Ancillary Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the Articles of Incorporation, Bylaws or other organizational documents of Seller or any of its Affiliates, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 3.4(ii), conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Seller or any of its Affiliates under, or result in a loss of any benefit to which Seller or any of its Affiliates is entitled under, any Transferred Contract, (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 3.4(i) or required to made or obtained by Buyer violate or result in a breach of or constitute a default under any Law to which Seller or any of its Affiliates is subject, or under any Governmental Authorization, or (iv) result in the creation of any Encumbrance upon any of the Transferred Assets, other than, in the case of clauses (iii) and (iv) conflicts, breaches, or violations that would not, individually or in the aggregate, impair or delay the ability of Seller and its Affiliates to perform their obligations hereunder or impair the value of the Transferred Assets.

     Section 3.6 Binding Effect. This Agreement and each of the Ancillary Agreements, when executed and delivered by Buyer and the other parties thereto, constitutes a valid and legally binding obligation of Seller and each Affiliate of Seller which is a party to such agreements, enforceable against Seller and each such Affiliate in accordance with their respective terms.

Section 3.7 Financial Statements.

     (a) Set forth on Schedule 3.7(a)(i) is (a) a copy of the balance sheet and statement of income, changes in stockholders’ equity and cash flows for CP

Secure Taiwan for each of the years ended December 31, 2006 and December 31, 2007, (b) a copy of the balance sheet and statement of income, changes in stockholders’ equity and cash flows for CP Secure Nanjing for the year ended December 31, 2007, (c) a copy of the balance sheet and statement of income, changes in stockholders’ equity and cash flows for CP Secure Germany for each of the years ended December 31, 2005 and December 31, 2006 , and (d) a copy of the balance sheet and statement of income, changes in stockholders’ equity and cash flows for CP Secure Germany for each of the years ended December 31, 2006 and December 31, 2007 (collectively, the “Audited Financial Statements”). The Audited Financial Statements have been audited in accordance with GAAP by an independent public accounting firm, and such firm has confirmed in writing that such statements and information have been audited in accordance with GAAP in a manner reasonably satisfactory to Buyer. Set forth on Schedule 3.7(a)(ii) is (a) a copy of the consolidated statement of income for CP Secure Taiwan for each of the years ended December 31, 2006 and December 31, 2007 and a copy of the consolidated balance sheet of CP Secure Taiwan as of December 31, 2007 and (b) a copy of the consolidated balance sheet and statement of income for CP Secure Taiwan for each of the three months ended March 31, 2008 and June 30, 2008 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Audited Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present, in all material respects, the financial condition and results of operations and cash flows of such member of the CP Secure Group as of the dates thereof or the periods then ended. The Unaudited Financial Statements have been prepared in good faith on the basis of the books and records of CP Secure Taiwan. There are no material off balance sheet transactions, arrangements, obligations, or relationships attributable to the Business or to which any Subsidiary of Seller is a party that may have a Material Adverse Effect.

     (b) There are no credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items or duties that are primarily, but not exclusively, related to any Transferred Assets that are individually or in the aggregate material to the Business.

     Section 3.8 Litigation and Claims. Except as set forth on Schedule 3.8: (a) There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending, or threatened, against or relating to Seller or any of its Affiliates in connection with the Transferred Assets, the Business or the transactions contemplated hereby.

     (b) None of the Transferred Assets is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators.

     Section 3.9 Taxes. Except as set forth on Schedule 3.9, (a) there is no lien for Taxes upon any of the Transferred Assets nor is any Taxing Authority in the process of imposing any lien for Taxes on any of the Transferred Assets, other than liens for Taxes that are not yet due and payable or for Taxes the validity or amount of which is being contested by Seller or one of its Affiliates in good faith by appropriate action as listed on Schedule 3.9(a), and (b) there are no Encumbrances for Taxes upon any of the Transferred Assets nor is any Taxing Authority in the process of or otherwise contemplating imposing any Encumbrances for Taxes on any of the Transferred Assets.

Section 3.10 Reserved.

     Section 3.11 Compliance with Laws. Except as disclosed on Schedule 3.11, (a) the Business has been and currently is being conducted in compliance with all applicable Laws in all material respects, (b) neither Seller nor any of its Affiliates has received any notice alleging any material violation under any applicable Law, (c) the Business has all Governmental Authorizations necessary for the conduct of the Business as currently conducted and (d) no Governmental Authorizations or Non-Governmental Authorizations or applications therefor are required to be held by Seller or any of its Affiliates that are specific to the design, manufacture, sale and distribution of any Products (as opposed to other goods, products or services).

Section 3.12 Intellectual Property.

     (a) Schedule 3.12(a)(i) sets forth a true and complete list of all Registered and/or Intellectual Property and IT Assets that are owned by Seller or any of its Affiliates and used in or related to the Business. The

Transferred IP constitutes all Intellectual Property (i) used in or related to the Business, and, immediately after the Closing, necessary for Buyer to conduct and operate the Business as currently conducted by Seller, and (ii) necessary to make, have made, use, import, offer to sell and sell the products currently made or sold by the Business. Seller and its Affiliates own all right, title and interest in and to the Transferred IP, free and clear of all Encumbrances. The Transferred IP is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting Seller’s or its Affiliates’ use thereof or rights thereto.

     (b) Immediately after the Closing, Buyer will own or have the right to use in the operation of the Business all of the Transferred IP and Transferred IT Assets, on terms and conditions the same as those in effect immediately prior to the Closing.

     (c) To the Knowledge of Seller, the operation of the Business as currently conducted, and the products sold and services provided by Seller or any of its Affiliates in connection therewith, do not and have not infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property of any other Person. To the Knowledge of Seller, there is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened concerning the ownership, validity, registerability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use, any Transferred IP or Transferred IT Assets, and no valid basis exists for any such litigation, opposition, cancellation, proceeding, objection or claim. To the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating any Transferred IP. No Person has notified Seller or any of its Subsidiaries that (i) any of such Person’s Intellectual Property are infringed, misappropriated, diluted, violated, or used without authorization by Seller or any of its Affiliates in the conduct of the Business, or (ii) Seller or any of its Affiliates requires a license to any of such Person’s Intellectual Property in order to conduct the Business as currently conducted. Further, neither Seller nor any of its Affiliates has received a written offer from any Person to license any of such Person’s Intellectual Property in connection with its conduct of the Business by Seller and its Affiliates.

     (d) Schedule 3.12(d) sets forth a true and complete list of all IP Contracts that are Transferred Contracts (the “Transferred IP Contracts”). To the Knowledge of Seller, each Transferred IP Contract is, and will continue to be immediately following the Closing, in full force and effect in accordance with its terms, legal, valid, binding and enforceable against the other party thereto. Except as set forth on Schedule 3.4(i) and (ii), no default or breach exists under, and there has been no event, condition or occurrence that, with the giving of notice or lapse of time, or both, would give rise or constitute a breach or default by Seller or any of its Affiliates or, to the Knowledge of Seller, any other Person, under, any Transferred IP Contract. To the Knowledge of Seller, no claim has been threatened or asserted that Seller or any of its Affiliates or any other Person has breached any Transferred IP Contract. Except as set forth on Schedule 3.4(i) and (ii), the consummation of the transactions contemplated hereby will not conflict with, or result in the breach of, effect or give rise to any license under, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right of Seller or any of its

Affiliates under, or a loss of any benefit to which Seller or any of its Affiliates is entitled under, or the imposition of any obligation under, or Encumbrance on, any of the Transferred IP Contracts. Except as set forth on Schedule 3.4(i) and (ii),no Transferred IP Contract contains any term that would become applicable or inapplicable or whose scope would materially change as a result of the consummation of the transactions contemplated hereby.

     (e) The Transferred IP that is Registered Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other filing offices, domestic or foreign, as are identified on Schedule 3.12(e)(i) and such registrations, filings, issuances and other actions remain in full force and effect, and are current and unexpired. Seller and each of its Affiliates have properly executed and recorded all documents necessary to perfect its title to all Intellectual Property set forth on Schedule 3.12(e)(i), and have filed all documents and paid all taxes, fees, and other financial obligations required to maintain in force and effect all such items until the Closing. Schedule 3.12(e)(ii) is a complete and accurate list of all actions (including payment of fees) necessary within the 120 day-period following the Closing Date, to maintain or otherwise to keep in full force and effect the Intellectual Property set forth on Schedule 3.12(e)(i). As of the date of this Agreement, no interference, opposition, reissue, reexamination, or other legal proceeding is pending or, to Seller’s Knowledge, threatened, in which the scope, validity, ownership, right to use, or enforceability of any Intellectual Property set forth on Schedule 3.12(e)(i) is being contested or challenged.

     (f) Seller and its Affiliates have taken all reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in or related to the Business and, to the Knowledge of Seller, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements, which have not been breached. To the Knowledge of Seller, no Employee has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Seller or its Affiliates in the furtherance of the Business. To the extent that any Transferred IP has been conceived, developed or created for Seller and/or its Affiliates by any other Person, Seller and/or its Affiliates, as applicable, have executed valid and enforceable agreements with such Person with respect thereto transferring to Seller and/or its Affiliates all right, title and interest therein and thereto by operation of law or by valid assignment.

     (g) All Employees have executed valid intellectual property assignment agreements for the benefit of Seller pursuant to which, among other things, each Employee has assigned each of his or her inventions and works of authorship to Seller. All assignments of such inventions and works of authorship with regard to the Transferred IP by Employees to Seller or its Affiliates have been properly filed. To the Knowledge of Seller, no Employee’s performance of his or her employment activities violates the Intellectual Property or other rights of any Person.

     (h) Seller and its Subsidiaries have taken commercially reasonable steps to preserve the confidential nature of the Transferred IP that they, in their reasonable business judgment, determine should be held as confidential or proprietary (including, without limitation, any trade secrets). To the Knowledge of Seller, except under valid and binding confidentiality obligations, there has been no material disclosure by Seller of any information related to the Transferred IP that Seller, in its reasonable business judgment, determined should be held as confidential information or a trade secret.

     (i) Except as set forth on Schedule 3.12(i)(a), the IT Assets used in or related to the Business, including the Transferred IT Assets (collectively, the “Business IT Assets”), operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the Business as currently conducted or proposed to be conducted, and have not materially malfunctioned or failed within the past five (5) years. Except as set forth on Schedule 3.12(i)(b), to the Knowledge of Seller, the Business IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization the Business IT Assets, or (B) otherwise significantly adversely affect the functionality of the Business IT Assets, except as disclosed in its documentation. To the Knowledge of Seller, no Person has gained unauthorized access to any of the Business IT Assets. Seller and its Affiliates have implemented reasonable backup, security and disaster recover technology consistent with industry practices.

     (j) Since January 1, 2006, Seller has not sold, assigned or otherwise disposed of any patent used in or necessary for the Business to any third party other than an entity within the CP Secure Group (including through any exclusive license or other arrangement that transfers the economic rights or management of any such patent).

     (k) Schedule 3.12(k) sets forth a complete and accurate list of the Products or Transferred Non-Patent IP that are, in whole or in part, subject to any open source or other type of license agreement or distribution model that: (i) requires the distribution or making available of the source code for the Products or Transferred Non-Patent IP, (ii) prohibits or limits Seller or any of its Subsidiaries from charging a fee or receiving consideration in connection with licensing, sublicensing, or distributing any Product or Transferred Non-Patent IP, (iii) except as specifically permitted by law, grants any right to any Person (other than Seller and its Subsidiaries) or otherwise allows any such Person to decompile, disassemble, or otherwise reverse-engineer any Product, or (iv) requires the licensing of any Product or Transferred Non-Patent IP for the purpose of making derivative works (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii), or (iv) above, a “Limited License”). By way of clarification, but not limitation, the term “Limited License” shall include: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); and (F) the Sun Industry Standards License (SISL).

Except as set forth in Schedule 3.12(k), Seller does not incorporate or distribute any Products with any software that is subject to a Limited License, nor does any Product constitute a derivative work of, statically link with, or otherwise interact with any such software. To Seller’s Knowledge, Seller’s use of the software identified in Schedule 3.12(k) in the Transferred Non-Patent IP does not result in the grant of a Limited License of (i) any software of a third party that was not, prior to such use, already the subject of a Limited License or (ii) any Primary Core Technology.

     (l) Except as set forth in Schedule 3.12(l), no government funding, facilities of a university, college, other educational institution, or research center, or funding from any Person was used in the creation or development of the Transferred IP in a manner that would give such government, university, college, educational institution, or research center any rights in the Transferred IP as a result. Except as set forth in Schedule 3.12(l), neither Seller nor any of its Subsidiaries is party to any contract, license, or agreement with any Government Entity that grants to such Government Entity any right or license with respect to the Transferred IP.

     (m) All Transferred IP comprising software (except that designated as currently under development) owned by Seller or any of its Subsidiaries is free from (i) any major defect that cannot reasonably be remedied by the application of a patch, bugfix, error correction, or workaround of a commercially-reasonable scope and character; or (ii) any other defect that renders such software, when used by Seller’s intended customers within normal operating parameters, substantially incapable of performing its critical core functions as described in the related documentation and specifications, which defect cannot reasonably be remedied by the application of a patch, bugfix, error correction, or workaround of a commercially-reasonable scope and character. With respect to software owned by Seller and its Subsidiaries, the applications thereof can be compiled from the associated source code using commercially reasonable means of compilation. Except as disclosed in Schedule 3.12(m), the Transferred IP comprising software owned by Seller and its Subsidiaries is not the subject of any escrow or similar agreement or arrangement giving any third party rights in such software upon the occurrence of certain events.

Section 3.13 Reserved.

     Section 3.14 Contracts. Schedule 3.14(a) sets forth a complete and accurate list of all Contracts. Seller has made available to Buyer copies of all written Contracts and accurate written descriptions of all material terms of all material oral Contracts.

     (b) All Transferred Contracts are in full force and effect and are enforceable against each party thereto in accordance with the express terms thereof. There does not exist under any Contract any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Seller or any of its Affiliates or any other party thereto, except (i) as set forth in Schedule 3.14(b) or (ii) would not delay or impair the ability of Seller and its Affiliates to perform their respective obligations under this Agreement or any Ancillary Agreement. There are no material disputes pending or, to the

Knowledge of Seller, threatened under any Transferred Contract.

     (c) There are no outstanding powers of attorney in favor of any Person relating to the Business that would affect any Transferred Asset.

     Section 3.15 Territorial Restrictions. Except as set forth on Schedule 3.15, none of Seller or any of its Affiliates is restricted by any agreement or understanding with any Person from carrying on the Business anywhere in the world or from expanding the Business in any way or entering into any new businesses.

     Section 3.16 Absence of Changes. Since December 31, 2007, Seller and its Affiliates have owned and operated the Transferred Assets and conducted the Business only in the Ordinary Course, and the Business has not experienced any event or condition, and no event or condition is threatened, that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect. Since December 31, 2007, none of the actions or events prohibited or circumscribed by Subsections (i) through (xiii) of Section 5.2 have been taken or have occurred, except as permitted by this Agreement.

     Section 3.17 Confidentiality. Seller and its Affiliates have taken all steps reasonably necessary to preserve the confidential nature of all material confidential information (including, without limitation, any Trade Secrets and other proprietary information) with respect to the Business.

     Section 3.18 Assets. Except for the services and assets listed on Schedule 3.18, the Transferred Assets, when taken together with the rights of Buyer under this Agreement and the Ancillary Agreements, constitute all the assets, properties and rights of Seller and its Affiliates necessary to conduct the Business as currently conducted and, immediately after the Closing, necessary for Buyer to continue to operate and conduct the Business as currently conducted. No Transferred Asset is owned by any entity other than an entity that is a member of the CP Secure Group.

Section 3.19 Title to Property.

     (a) The CP Secure Group has, and at the Closing the CP Secure Group will transfer to Buyer or its Affiliates, good and valid title to the personal tangible property they own or lease that are included in the Transferred Assets, in each case free and clear of all Encumbrances, except Permitted Encumbrances.

     (b) The transfer of any of the Transferred Assets from any entity within the CP Secure Group to Seller prior to the Closing will not (a) conflict with or result in any violation of any provision of the certificate of incorporation, bylaws or other charter or organizational documents of any member of the CP Secure Group; (b) result in the creation of any Encumbrance upon any of the Transferred Assets; (c) violate any Laws; (d) directly cause Buyer or its Affiliates to be liable for any Taxes; or (e) materially impair or delay the ability of any member of the CP Secure Group to effect the Closing.

Section 3.20 Operation of the Business.

     (a) No part of the Business is currently operated by Seller through any entity other than an entity that is part of the CP Secure Group.

     (b) No customer or supplier material to the Business as currently conducted by Seller, has canceled or otherwise terminated any Contract with Seller relevant to the Business prior to the expiration of such Contract’s term, or, to Seller’s Knowledge, has threatened to cancel or otherwise terminate its relationship with Seller or to substantially reduce its sales to or purchases from Seller of any products, equipment, goods or services could have a Material Adverse Effect.

     Section 3.21 Absence of Liabilities. Except as specifically reflected, reserved against or otherwise disclosed in the Financial Statements and except as set forth on Schedule 3.21, the Business does not have any Liabilities relating to or affecting any of its Transferred Assets, other than Liabilities incurred since June 30, 2008 in the Ordinary Course of Business and not exceeding $10,000 in the aggregate.

     Section 3.22 Warranties/Product Liability. Except as set forth on Schedule 3.22, to the Knowledge of Seller (a) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Government Entity relating to any product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold or placed in the stream of commerce by the Business or any services provided by the Business (a “Product”), or claim or lawsuit involving a Product which is pending or threatened, by any Person, and (b) there has not been, nor is there under consideration by the Business, any Product recall or post-sale warning of a material nature conducted by or on behalf of the Business concerning any Product. To the Knowledge of Seller, all Products materially complied and comply with applicable Governmental Authorizations and Laws and have the necessary governmental, regulatory and industrial certifications required for their distribution and sale, and there have not been and there are no material defects or deficiencies in the Products.

     Section 3.23 Insurance. Except as set forth on Schedule 3.23, neither the Seller nor any of its Subsidiaries maintains any insurance policies of which the Seller or its Subsidiaries is the beneficiary.

     Section 3.24 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated hereby.

     Section 3.25 Continued Employment. As of the date of this Agreement, none of the Key Employees have given notice to Seller to resign from his or her employment or have terminated his or her employment nor is Seller actually aware of any such individual’s intention to resign from his or her employment.

Section 3.26 Seller Products and Inventory.

     (a) (i) neither Seller nor any of its Affiliates has made or provided a warranty, express or implied, written or oral, with respect to the Products other than pursuant to Seller’s standard terms and conditions as identified in Schedule 3.26 and which have been made available to Buyer; (ii) as of the date hereof there are no pending or, to the Knowledge of Seller, threatened claims with respect to any such warranty; (iii) to the Knowledge of Seller, there are no statements, citations or decisions by any Government Entity declaring any of the Products defective or unsafe; (iv) there have been no recalls, including any recalls ordered by any Government Entity, with respect to any Product; and (v) there are no material pending, or, to Seller’s Knowledge, threatened, product liability claims against or involving Seller or any Product and no such claims have been settled or adjudicated. All of the Products comply in all material respects with applicable authorizations, permits or licenses of any Government Entity and all applicable Laws.

     (b) All of the Transferred Inventory has been created or acquired in the Ordinary Course of Business, and, as of the date of this Agreement, is fit for the purpose for which it was procured or manufactured and such Transferred Inventory (i) is not obsolete, damaged or defective, and (ii) is of a good quality usable or saleable in the Ordinary Course of Business.

     Section 3.27 Export Controls, Trade Sanctions and Certain Payments. (a) Seller has in the conduct of the Business and the ownership and operation of the Transferred Assets complied in all material respects with all statutory and regulatory requirements relating to export controls and trade sanctions under all applicable Laws of each jurisdiction in which Seller conducts the Business or holds any Transferred Assets.

     (b) To the Knowledge of Seller, no director, officer, agent, or employee of Seller, or any other Person associated with or acting for or on behalf of Seller, has in the conduct of the Business and the ownership operation, or use of the Transferred Assets directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Laws or of Seller’s code of business conduct or other written policy of Seller or any of its Affiliates; or (ii) established or maintained any fund or asset that has not been properly recorded in the books and records of Seller.

     Section 3.28 Disclosure. To Seller’s Knowledge, no representation or warranty by Seller contained in this Agreement, and no statement contained in Seller Disclosure Schedules or any other document, certificate or other instrument delivered or to be delivered by or on behalf of Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading in any material respect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller, as of the date hereof and as of the Closing, as follows: Section 4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Each Affiliate of Buyer that is a party to the Ancillary Agreements is duly organized, valid existing, and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry is business as currently conducted.

     Section 4.2 Corporate Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements has been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or any of the Ancillary Agreements. Each Affiliate of Buyer which is a party to the Ancillary Agreements has full corporate power and authority to execute and deliver each Ancillary Agreement or Closing document to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by each Affiliate of Buyer of each Ancillary Agreement or Closing document to which it is a party has been or prior to the Closing will have been duly and validly authorized, and no additional corporate or shareholder authorization or consent is or will be required in connection with the execution, delivery and performance by any Affiliate of Buyer of the Ancillary Agreements or Closing documents to which such Affiliate is a party or signatory.

     Section 4.3 Consents and Approvals. Except as set forth on Schedule 4.3, no consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer or its Affiliates from, or to be given by Buyer and its Affiliates to, or made by Buyer and its Affiliates with, any Government Entity or Self-Regulatory Organization or other Person in connection with the execution, delivery and performance by Buyer and its Affiliates of this Agreement and the Ancillary Agreements to which it is a party other than those the failure of which to obtain, give or make would not, individually or in the aggregate, materially impair or delay the ability of Buyer to effect the Closing or to perform its obligations under this Agreement and the Ancillary Agreements.

     Section 4.4 Non-Contravention. The execution, delivery and performance by Buyer and its Affiliates of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the Certificate of Incorporation, Bylaws or other organizational documents of Buyer or any of its Affiliates, as applicable, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 4.3, conflict with, or result in the breach of, or constitute a default under any contract, agreement or arrangement to which it is a party or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 4.3 or required to be made or obtained by Seller, violate or result in a breach of or constitute a default under any Law to which Buyer or any of its Affiliates, as applicable, is subject, other than, in the case of clauses (ii) and (iii), conflicts, breaches, or violations that would not, individually or in the aggregate, impair or delay Buyer’s ability to perform its obligations hereunder.

     Section 4.5 Binding Effect. This Agreement, when executed and delivered by Seller, and each of the Ancillary Agreements, when executed and delivered by Seller and other parties thereto, will constitute a valid and legally binding obligation of Buyer and each Affiliate of Buyer which is a party to such agreements, enforceable against Buyer and each such Affiliate in accordance with their respective terms.

     Section 4.6 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who might be entitled to any fee or commission from Buyer or any of its Affiliates that is party to any of the Ancillary Agreements in connection with the transactions contemplated hereby.

     Section 4.7 Financial Capability. On the Closing Date, Buyer will have sufficient funds to effect the Closing and to pay the Purchase Price.

     Section 4.8 Investigation. Buyer confirms that, to its knowledge, it has received all the information it considers necessary or appropriate for deciding whether to purchase the Transferred Assets and assume the Assumed Liabilities under this Agreement. Buyer further represents that Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks involved in the Transaction contemplated by this Agreement and has had an adequate opportunity to obtain from representatives of Seller and its Affiliates all such information as it believes to be reasonably necessary to evaluate the merits and risks of the Transaction and the reasonableness and fairness of the Purchase Price. The foregoing (including any investigation conducted by Buyer) shall not limit or modify (i) the representations and warranties of Seller contained in this Agreement or the right of Buyer to rely thereon, (ii) any condition to the obligations of the parties, or (iii) any obligation of Seller or the Selling Stockholders for indemnification hereunder.

ARTICLE V COVENANTS

Section 5.1 Access and Information.

     (a) From the date hereof until the Closing, subject to applicable Laws, Seller shall (i) afford Buyer and its authorized representatives (including representatives of entities providing or arranging financing for Buyer) access, during regular business hours of Seller and upon reasonable advance notice given by Buyer to Seller, to the Key Employees, the Transferred Assets, and the books and records of the Business, and (ii) furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Business and the Transferred Assets that Buyer from time to time reasonably requests and (iii) instruct the Employees, and Seller’s counsel, accountants and financial advisors to reasonably cooperate with Buyer in its investigation of the Business as necessary to confirm (a) the accuracy of the representations and warranties of Seller and its Affiliates set forth in this Agreement and any Ancillary Agreements, (b) the compliance by Seller and its Affiliates of any covenants and obligations of Seller and its Affiliates set forth in this Agreement and any Ancillary Agreements, and (c) the satisfaction of any conditions to closing indicated in Article VI, including, without limitation, instructing Seller’s accountants to give Buyer access to their work papers. No investigation pursuant to this Section 5.1(a) shall alter any representation or warranty given hereunder by Seller. All requests for information made pursuant to this Section 5.1(a) shall be directed to an executive officer of Seller or such Person or Persons as may be designated by Seller. All information received pursuant to this Section 5.1(a) shall be governed by the terms of the Confidentiality Agreement.

     (b) During the period ending two (2) months following the Closing, upon the reasonable request of Buyer, Seller shall, to the extent permitted by Law, grant to Buyer and its representatives during regular business hours and subject to reasonable rules and regulations of Seller, the right, at the expense of Buyer, to inspect and copy the books, records and other documents in Seller’s possession pertaining in whole or in part to the operation of the Business or the Transferred Assets prior to the Closing.

     Section 5.2 Conduct of Business. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Buyer otherwise agrees in writing in advance, Seller shall own, operate and use, and shall cause its Affiliates to own, operate and use, the Transferred Assets in the Ordinary Course and use its reasonable best efforts to preserve intact the Transferred Assets and use its commercially reasonable efforts to maintain existing relations with its customers (limited to all customers that are parties to any of the Transferred Contracts); provided, however, that nothing contained in this Agreement shall preclude Seller and its Affiliates from terminating the employment of employees of Seller and its Affiliates who are not Applicable Employees or Key Employees from the date hereof. Unless otherwise in compliance with the preceding sentence, during the period from the date hereof to the Closing, Seller shall not, and shall cause each of its Affiliates not to, with respect to the Business: (i) incur, create or assume any Encumbrance on any of its Transferred Assets other than a Permitted Encumbrance; (ii) sell, lease, license, transfer or dispose of any Transferred Asset (other than Inventory in the Ordinary Course of Business and in a manner that will permit Seller to comply with its obligations under Section 5.13) other than to an entity that is part of the CP Secure Group; (iii) offer any special pricing or special terms to induce purchases by customers prior to the Closing except in the Ordinary Course of Business; (iv) terminate or extend or modify any Transferred Contract unless it is necessary to modify such Transferred Contract, in a manner not adverse to Buyer or its Affiliates, in order to transfer the Transferred Contract to Buyer or its Affiliates in accordance with this Agreement; (v) enter into any contract, arrangement or commitment (including with respect to the Business or the Transferred Assets) other than in the Ordinary Course of Business; (vi) dispose of or permit to lapse any rights in, to or for the use of any Transferred IT Assets or Transferred IP, or disclose to any Person not an Employee any Transferred IT Assets or Transferred IP not heretofore a matter of public knowledge, except pursuant to any Contract existing on the date hereof and disclosed to Buyer or judicial or administrative process; (vii) (i) increase the compensation of any of the employees or independent contractors of the Business, (ii) pay or agree to pay or increase or agree to increase any bonus, pension, retirement allowance, severance, retention or other employee benefit, or make any new equity award, not already required or provided for under any existing plan, agreement or arrangement to any director, officer, employee or independent contractor, (iii) except as required by applicable Law, establish, adopt, terminate or amend in any respect any such plan, agreement or arrangement, other than amendments that result in de minimis additional expense, or (iv) hire any employee or individual independent contractor with annual compensation in excess of $75,000, other than to fill vacancies arising in the Ordinary Course of Business at compensation levels not in excess of those prevailing in the market and in any event not at an annual compensation level that exceeds 110% of the annual compensation of the departed employee; (viii) assume or enter into any labor or collective bargaining agreement relating to the Business, the Transferred Assets or the Employees; (ix) settle any claims, actions, arbitrations, disputes or other proceedings (1) that would restrict Seller or any of its Affiliates in any respect material to the Transaction, the Transferred Assets or the Business or

(2)	for any amount that would not by its terms be an Excluded Liability, (x) accelerate the delivery or sale of any Products or the recognition of revenue from any such sale or the incurrence of capital expenditures, or offer discounts on sale of any Products or premiums on purchase of raw materials other than in the Ordinary Course of Business, or enter into any agreements or arrangements with existing or future customers of the Business related to the price at which products of the Business will be sold to customers of the Business after the Closing;

     (xi) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (xii) cancel or compromise any material debt or claim or waive any rights of material value to the Business without the Business receiving a realizable benefit of similar or greater value, or voluntarily suffer any extraordinary loss; (xiii) (A) do any act which is reasonably likely to cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect, (B) intentionally omit to take any action which is reasonably likely to prevent any such representation or warranty from being untrue in any material respect at such time, or (C) do any act which is reasonably likely to result in the failure of any condition precedent to be satisfied; or (xiv) authorize or enter into any agreement or commitment with respect to any of the foregoing.

     Section 5.3 Reasonable Best Efforts. Seller and Buyer shall cooperate and use their respective reasonable best efforts to fulfill as promptly as practicable the conditions precedent to both parties obligations hereunder on a timely basis, including securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby. Buyer shall use its reasonable best efforts to (i) complete the formation of the Buyer WFOE and obtain the Governmental Authorizations necessary to allow Buyer to contribute capital to the Buyer WFOE as contemplated by Section 6.2(l) and (ii) complete the formation and registration of the Nanjing branch office of the Buyer WFOE necessary to employ Transferred Employees who are employees of CP Secure Nanjing immediately prior to Closing, Renkui Tao and Jianghao Li. Without limiting the generality of the foregoing, in connection with the foregoing obligations, Buyer and Seller, as applicable, will make all filings and submissions required by any Laws and promptly file any additional information requested as soon as practicable after receipt of such request therefor. Notwithstanding anything to the contrary contained herein, neither Buyer nor Seller shall be required to (A) agree to sell, divest, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that could reasonably limit their freedom of action with respect to, or their ability to retain, one or more businesses, product lines or assets or (B) litigate, (or defend) against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated hereby as violative of any competition Law.

     (b) Seller and Buyer shall cooperate with each other and shall furnish to the other party all information necessary or desirable for any application or other filing to be made pursuant to any competition Law, and in connection with resolving any investigation or other inquiry by any Government Entity under any competition Laws with respect to the transactions contemplated by this Agreement. Each of Buyer and Seller shall promptly inform the other party of any communication with, and any proposed understanding, undertaking or agreement with, any Government Entity regarding any such filings or any such transaction. Neither Seller nor Buyer shall participate in any meeting with any Government Entity in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the meeting. Seller and Buyer shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to competition Laws (including, with respect to making a particular filing, by providing copies of all such documents to the non-filing party and their advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith).

     (c) Seller will use reasonable best efforts to obtain Seller Required Approvals.

     (d) During the period between the date of this Agreement and the effective date of the Transition Services Agreement, Seller will continue to assist Buyer with the design and development of Buyer’s security threat management and unified threat management product lines, and to participate in the promotional and marketing programs for such product lines and/or Seller’s and its Affiliates technology. Seller agrees not to charge any interim development or non-recurring engineering costs for the additional Buyer web/email security gateway 300 user and 600 user and unified threat management 50 user and 100 user product skus currently being discussed between Buyer and Seller. If the Closing does not occur on or before March 31, 2009, then Buyer will compensate Seller for such development and non-recurring engineering costs at the rates set forth on Schedule 5.3(d).

     (e) During the period between the date of this Agreement and the Closing, neither Seller nor its Affiliates will renew any existing support obligations, or enter into support obligations with respect to any Products sold prior to the date of this Agreement, for a period of longer than 12 months or agree or commit to any support obligations with respect to Products that extend (or may extend pursuant to any renewal option) beyond December 31, 2011. Neither Seller or its Affiliates shall sell any Products after the Closing; provided, however, that channel partners of Seller may sell new Products in their then existing inventory through January 31, 2009 that have support obligations that extend no later than December 31, 2010.

Section 5.4 Tax Matters.

     (a) Seller Liability for Taxes. Seller shall be liable for (A) any Taxes imposed with respect to the Business or any Transferred Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date, (B) Losses directly or indirectly relating to or arising out of any liability for Taxes imposed with respect to the Business or any Transferred Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date and (C) all Excluded Taxes.

     (b) Buyer Liability for Taxes. Buyer shall be liable for (A) any Taxes imposed with respect to the Business or any Transferred Assets or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date, and (B) Losses directly or indirectly relating to or arising out of any liability for Taxes imposed with respect to the Business or any Transferred Assets or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date.

     (c) Proration of Taxes. To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing Date, except that those annual property taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis.

     (d) Tax Returns. (i) Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Business for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, and Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Business for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. Seller shall pay Buyer any Taxes for which Seller is liable pursuant to Section 5.4(a) (but which are payable with Tax Returns to be filed by Buyer pursuant to the previous sentence) within 5 Business Days prior to the due date for the filing of such Tax Returns.

     (ii) Except as provided in Section 5.4(e), if either Buyer or Seller shall be liable hereunder for any portion of the Tax shown due on any Tax Returns required to be filed by the other party, the party preparing such Tax Return shall deliver a copy of the relevant portions of such Tax Return to the party so liable for its review and approval not less than 30 days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions). If Buyer or Seller disagree as to any item reflected on any such Tax Return, Buyer shall determine in good faith how the disputed items are reflected, if at all, unless such returns relate solely to Taxes for which Seller is liable hereunder, in which case Seller shall make the determination.

     (e) Transfer Taxes. Except as may otherwise be provided in a Local Purchase Agreement: (i) all sales taxes, use taxes, transfer taxes, documentary charges, recording fees, Import Duties, filing fees or similar taxes, charges, fees or expenses (collectively, the “Transfer Taxes”) in respect of the sale of the Transferred Assets hereunder and pursuant to the Ancillary Agreements shall be borne by Seller; (ii) any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such party will use its reasonable best efforts to provide such Tax Returns to the other party at least 10 Business Days prior to the date such Tax Returns are due to be filed; (iii) such Tax Returns shall be prepared consistent with the allocation of Consideration pursuant to Section 5.4(g) hereof; (iv) Buyer and Seller shall cooperate in the timely completion and filing of all such Tax Returns; (v) Seller shall promptly pay all Transfer Taxes; and (vi) any Transfer Taxes resulting from any subsequent increase in Consideration shall be borne in accordance with the provisions of this Section 5.4(e).

     (f) Contest Provisions. Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or such other party’s Affiliates) may be liable hereunder. Either party shall be entitled to participate at its expense in the defense of and, at its option, take control of the complete defense of, any Tax audit or administrative or court proceeding relating to Taxes for which it or its Affiliates is liable under this Section 5.4, and to employ counsel of its choice at its expense. Neither party shall agree to settle any claim for Taxes for which the other party may be liable without the prior written consent of the other party.

     (g) Determination and Allocation of Consideration. Buyer and Seller agree to determine the amount of and allocate the total consideration (and all other capitalizable costs) transferred by Buyer to Seller or its Affiliates pursuant to this Agreement and the Local Purchase Agreements (the “Consideration”) in a reasonable manner based on valuations performed by Duff & Phelps Corporation or another valuation firm agreed upon by Buyer and Seller, subject to legal requirements applicable to Local Purchase Agreements in other relevant jurisdictions. Seller and Buyer agree to prepare and file an IRS Form 8594 in a timely fashion in accordance with the rules under Section 1060 of the Code. To the extent that the Consideration is adjusted after the Closing Date, Buyer and Seller agree to revise and amend the schedule and IRS Form 8594 in the same manner and according to the same procedure. The determination and allocation of the Consideration derived pursuant to this Section 5.4(g) shall be binding on Seller and Buyer for all Tax reporting purposes. Each of Seller and Buyer agree not to take any position, and cause its Affiliates to take no position, inconsistent with the determination and allocation of the Consideration derived pursuant to this Section 5.4(g) on any applicable Tax Return or in any proceeding before any taxing authority or otherwise.

     (h) Assistance and Cooperation. After the Closing Date, Buyer and Seller shall cooperate fully in preparing for any audits of, or disputes with Taxing Authorities regarding, any Tax Returns and payments in respect thereof to the extent relating to Taxes imposed with respect to the Business or any Transferred Assets or income or gain derived with respect therefore for the taxable periods, or portions thereof, ending on or before the Closing Date. Buyer and Seller shall (i) provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to Taxes for which such other party or any of its Affiliates may have a liability under this Agreement and (ii) furnish the other with copies of all relevant correspondence received from any Taxing Authority in connection with any audit or information request with respect to any Taxes referred to in this Section 5.4(h).

(i)	VAT.

(a)	The Purchase Price under this Agreement in respect of the sale of the

Transferred Assets and the assumption of the Assumed Liabilities is exclusive of any VAT in respect of which the provisions of this Section 5.4(i) shall apply. To the extent that any relevant jurisdiction provides for relief or exemption from VAT on the transfer of a business or a company or treats such a transaction as being non-taxable for VAT purposes, including as a result of it being a transfer of a going concern, Seller and Buyer shall each use all reasonable efforts to secure such treatment as regards the sale of the Transferred Assets and the assumption of the Assumed Liabilities (insofar as the Business is carried on in the relevant jurisdiction) under this Agreement. Such efforts shall, for the avoidance of doubt, include the making of an election or application in respect of VAT in any such jurisdiction or entering into a written agreement. Buyer agrees that it will use the Transferred Assets acquired in carrying on the same kind of business, whether or not as part of its existing business, as Seller, unless otherwise explicitly stated in this Agreement.

     (b) Seller shall have the right to obtain a ruling in the relevant jurisdiction as to whether the sale of the Transferred Assets and the assumption of the Assumed Liabilities is eligible for a relief or exemption or are otherwise non-taxable for the purposes of the Law governing VAT in that jurisdiction and to charge (or not to charge) VAT to Buyer in accordance with that ruling. Seller shall not be obliged to challenge that ruling. If Buyer wishes to challenge any ruling, it may do so if the applicable Law in such jurisdiction so permits.

     (c) If, notwithstanding Sections 5.4(i)(a)-(b), any Government Entity with responsibility for Taxes determines that any sale carried out pursuant to this Agreement will be treated as a supply of goods or a supply of services for VAT purposes, or does not qualify for relief or exemption from VAT or is otherwise chargeable to VAT, Seller shall hold harmless and indemnify Buyer and each of its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees (other than the Transferred Employees) and their heirs, successors and permitted assigns, each in their capacity as such against any and all costs, charges, VAT and penalties arising except to the extent that Buyer is able to recover such amounts from the applicable authorities, or except as may otherwise be provided in a Local Purchase Agreement, and (i) where Buyer has overpaid any amount, Seller will repay this amount to Buyer plus interest (at a rate of 10% per annum) and any related costs and shall also provide Buyer with a correcting invoice or credit note for an amount equal to the overpayment made by Buyer, and (ii) where Buyer has paid less than the correct amount, Buyer shall pay the outstanding amount to Seller upon the receipt of a valid VAT invoice.

     (d) If VAT is chargeable, Seller shall provide Buyer with a valid VAT invoice that meets all requirements imposed by the relevant Government Entity with responsibility for Taxes and which specifically states the VAT (or equivalent, if any) and meets further conditions necessary to allow Buyer to obtain relief from such VAT to the extent such relief is available. Provided Buyer is in receipt of a valid VAT invoice, Buyer will, subject to the provision of the preceding paragraph, pay to Seller such VAT in addition to any amounts expressed in this Agreement.

     (e) Buyer reserves the right to withhold payment of any VAT (or equivalent, if any) to Seller until Seller has provided Buyer with a valid VAT invoice and such other further information as Buyer may reasonably request.

     (f) The VAT amounts shall be paid in the currency in which the VAT in question must be accounted for in the relevant jurisdiction.

     Section 5.5 Post-Closing Obligations of the Business to Certain Employees. (a) Seller shall, except as otherwise expressly provided for in the Transition Services Agreement, retain responsibility for and Seller shall continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Employee with respect to claims incurred by such Employee or his or her covered dependents on or prior to the Closing Date. Buyer shall be responsible for all expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents after the Closing Date except as otherwise expressly provided for in the Transition Services Agreement. For purposes of this paragraph, a claim is deemed incurred: in the case of medical or dental benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; and in the case of workers compensation benefits, when the event giving rise to the benefits occurs.

     (b) From and after the Closing, Seller shall remain solely responsible for any and all liabilities in respect of the Employees, including the Transferred Employees, related to the Benefit Plans, except as otherwise provided in this Section 5.5 or in the Transition Services Agreement.

     (c) Seller shall be responsible for any and all retention, termination, change in control or other similar compensation or benefit payments that may become payable to any Transferred Employee in connection with the consummation of the Transaction.

     (d) Seller shall be responsible for providing or discharging any and all notifications, benefits and liabilities to Applicable Employees, Key Employees and Government Entities required by any applicable Law relating to plant closings or employee separations or severance pay that are required to be provided before the Closing (or before the Nanjing Effective Date with respect to Applicable Employees and Key Employees who are employees of CP Secure Nanjing immediately prior to the Closing) as a result of the transactions contemplated by this Agreement. Seller shall cooperate in preparing and distributing any notices that Buyer may desire to provide prior to the Closing, in connection with actions by Buyer after the Closing that would result in a notice requirement under such laws.

     (e) Seller shall, and shall cause its Affiliates to, reasonably cooperate with the efforts of Buyer (or an Affiliate of Buyer) to cause each Applicable Employee who is employed by CP Secure Nanjing immediately prior to the Closing to become a Transferred Employee effective as of the Nanjing Effective Date.

     Section 5.6 Ancillary Agreements. At the Closing, Seller shall and shall cause each of its Affiliates party to an Ancillary Agreement to, execute each unexecuted Ancillary Agreement to which it is a party, and Buyer shall execute and deliver each of the unexecuted Ancillary Agreements.

Section 5.7 Non-Solicitation/Non-Competition.

     (a) Seller agrees that for the period commencing on the Closing Date and expiring on the fifth anniversary of the Closing Date neither it nor any of its Affiliates will directly or indirectly (i) induce or encourage any Applicable Employee or Key Employee to reject Buyer’s offer of employment or to accept any other position or employment, (ii) solicit for employment or any similar arrangement any Transferred Employee or (iii) hire or assist any other Person in hiring any Transferred Employee; (b) Seller agrees that for the period commencing on the Closing Date and expiring on the fifth anniversary of the Closing Date neither it nor any of its Affiliates shall engage, either directly or indirectly, alone or with others, as the majority or controlling stockholders anywhere in the world in the Business or in the business or management of any business that (i) engages in the design, development, marketing, sale, offer for sale, use, importation or distribution of any products of the Business or (ii) competes with the Business.

     (c) Seller agrees that, following the Closing, neither it nor any of its Affiliates shall directly or indirectly use or exploit any Transferred IP for any purpose whatsoever, or transfer or purport to transfer any Transferred IP to any Person, other than Buyer or its Subsidiaries, in each case whether Seller, its Affiliates or any such other Person utilizes or employs such Transferred IP in any manner that competes with the Business or for any other purpose whatsoever.

     Section 5.8 Further Assurances. From time to time after the Closing Date, each party hereto shall, and shall cause its Affiliates, promptly to execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other party hereto and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the transactions contemplated hereby. Without limiting the generality of the foregoing, to the extent that Buyer or Seller discover following Closing that any asset that was intended to be transferred pursuant to this Agreement was not transferred at Closing, Seller shall or shall cause its Affiliates promptly to assign and transfer to Buyer all right, title and interest in such asset.

Section 5.9 Confidentiality.

     (a) Seller shall treat as confidential and shall safeguard any and all confidential information, knowledge and data applicable to the Business or otherwise included in the Transferred Assets, in each case by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller and its Affiliates use with respect to similar confidential or proprietary information, knowledge or data prior to the execution of this Agreement.

     (b) Buyer and Seller acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party.

     (c) In the event of a breach of the obligations hereunder by Buyer or Seller, the other party, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section 5.9 in any court of competent jurisdiction.

Section 5.10 No Solicitation of Prohibited Transactions.

     (a) Until the earlier of the termination of this Agreement and the Closing Date, Seller shall not and shall cause its Affiliates and its and their respective officers, directors, employees, agents and representatives not to, directly or indirectly, (i) solicit any inquiries, proposals or offers, or enter into any discussions, negotiations, understandings, arrangements or agreements, relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any material portion of the Business or Transferred Assets to any Person other than Buyer or its Affiliates (a “Prohibited Transaction”), (ii) knowingly disclose, directly or indirectly, to any Person other than Buyer or its Affiliates any confidential information concerning the Business or Transferred Assets except as necessary in Ordinary Course of Business, or (iii) otherwise facilitate any effort or attempt to make or implement a Prohibited Transaction.

     (b) Seller agrees that it will notify Buyer promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions, negotiations, understandings, arrangements or agreements are sought to be initiated with, any of Seller, its Affiliates and its and their respective officers, directors, employees, agents and representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers.

     (c) The parties acknowledge that there may be no adequate remedy at law for a breach of this Section 5.10 and that money damages may not be an appropriate remedy for breach of this Section 5.10 in addition to any rights it may have for damages. Therefore, the parties agree that Buyer has the right to injunctive relief and specific performance of this Section 5.10 in the event of any breach of this Section 5.10. The remedies set forth in this Section 5.10(c) are cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

     Section 5.11 Intellectual Property Non-Assertion. Seller agrees that it shall not assert against Buyer or any of its Affiliates or any of their employees, contractors or successors or assigns any Intellectual Property owned or controlled by it or any of its Affiliates as of the Closing Date in connection with the continued operation of the Business following the Closing.

     Section 5.12 Update to Assumed Liabilities Schedule. At least three Business Days prior to the Closing Date, Seller and Buyer shall agree upon a modified Schedule 1.1(a) that reflects any additional Products sold in the Ordinary Course of Business between the date of this Agreement and the Closing and such modified Schedule 1.1(a) shall thereupon be deemed to be Schedule 1.1(a) for all purposes of this Agreement.

     Section 5.13 Minimum Inventory. Seller agrees that it shall ensure that at the Closing the Transferred Inventory will consist of a number of inventory units equal to at least 10% of the Seller’s and its Affiliates installed base that remain under warranty coverage for each such type of inventory unit (such minimum quantity of Transferred Inventory, the “Minimum Inventory”).

     Section 5.14 Transition Services Agreement. Buyer shall (or shall cause an Affiliate of Buyer to) and Seller shall cause CP Secure Nanjing to enter into the Transition Services Agreement effective on the Closing Date, provided, however, that if the Closing has not occurred on or prior to December 31, 2008, and the condition to Closing set forth in Section 6.2(l) has not been satisfied on or prior to such date, but all other conditions set forth in Article VI to Buyer’s obligation to complete the Closing have been satisfied, Buyer shall (or shall cause an Affiliate of Buyer to) and Seller shall cause CP Secure Nanjing to enter into the Transition Services Agreement on or before January 1, 2009, with an effective date of January 1, 2009.

     Section 5.15 Post-Closing Legal Proceedings. If, at any time after the Closing Date, Buyer receives from a third-party notice or a threat of, or a complaint related to, a civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation (a “Legal Proceeding”) related to the Business, the Transferred Assets, or the subject matter of any Ancillary Agreement and such threat or complaint arises out of or in connection with conduct of Seller or its Affiliates in or prior to the Closing, Seller shall cooperate with, and assist, Buyer in connection with investigating, answering or defending any such Legal Proceeding, including, but not limited to, (i) providing Buyer with access to all information, documents, records, correspondence and legal analysis reasonably related to the subject matter of such Legal Proceeding, (ii) participating in the preparation of any correspondence, written response or answer related to the Legal Proceeding, and (iii) causing any Employees, independent contractors or professional advisors of Seller to assist Buyer in connection with answering, investigating or defending the Legal Proceeding.

Section 5.16 Post-Closing Access to Books and Records.

     (a) From the date of this Agreement to the date that is two (2) years after the Closing, Buyer shall provide to Seller access at reasonable times upon reasonable prior notice to the Books and Records.

     (b) Between the date that is two (2) years after the Closing and the date that is seven (7) years after the Closing, Buyer shall provide to Seller access at reasonable times upon reasonable prior notice to the Books and Records solely for the purpose of enabling Seller and its Affiliates to comply with Tax obligations or a request from a Government Entity.

     Section 5.17 CP Secure Nanjing Leases. To facilitate the registration of the Nanjing branch office of the Buyer WFOE, upon Buyer’s request Seller shall either (a) assign the CP Secure Nanjing Leases to the Buyer WFOE or (b) enter into a sublease of all or a portion of its Nanjing facility with the Buyer WFOE on terms that are substantially similar in all material respects to the CP Secure Nanjing Leases.

ARTICLE VI

CONDITIONS TO CLOSING

     Section 6.1 Conditions to the Obligations of Buyer and Seller. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following condition: (a) No Prohibition. No injunction or other order preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been issued by any court of competent jurisdiction and shall remain in effect; and no Law that makes consummation of the transactions contemplated by this Agreement and the Ancillary Agreements illegal shall be in effect.

     Section 6.2 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions: (a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement that is qualified by a materiality standard shall be true and correct as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date) and each of the representations and warranties of Seller contained in this Agreement that is not qualified by a materiality standard shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date).

     (b) Covenants. Each of the covenants and agreements of Seller to be performed or complied with on or prior to the Closing shall have been duly performed and complied with in all material respects.

     (c) Ancillary Agreements. Seller and its Affiliates shall have executed and delivered the unexecuted Ancillary Agreements to which they are a party.

     (d) Consents and Approvals. All Seller Required Approvals shall have been obtained, and Buyer shall have received evidence of the same in form and substance reasonably satisfactory to Buyer, except to the extent the failure to obtain any such consent would not, in the reasonable judgment of Buyer, be material to the Business.

     (e) Certificate. Buyer shall have received a certificate (the “Seller Closing Certificate”), signed by a duly authorized officer of Seller and dated the Closing Date, (a) to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(d) have been satisfied and (b) certifying as to (i) the organizational documents of Seller, and (ii) the resolutions adopted by the board of directors and shareholders of Seller authorizing the Transaction.

     (f) No Proceedings. There shall not be pending or threatened by any Government Entity any suit, action or proceeding challenging or seeking to restrain, limit or prohibit any transactions contemplated by this Agreement or seeking to obtain from Buyer in connection with the transactions contemplated by this Agreement any material damages or material commitments or seeking to prohibit or limit the ownership, operation or control by Buyer or any of its Affiliates of any material portion of the business or assets of Buyer (including the Business) or any of its Affiliates.

     (g) Legal Opinion. Buyer shall have received an opinion of Cayman Islands counsel of Seller reasonably satisfactory to Buyer with respect such matters as Buyer may reasonably request.

(h)	Employment Agreements.

(a)	None of the Key Employees shall have died or become physically or mentally disabled such that he is no longer able to perform his current duties with Seller or anticipate duties with Buyer.

     (b) None of the Employment Agreements shall have been rescinded or terminated as of the Closing Date by any Key Employee, and none of the individuals who is a party to such Employment Agreements shall have given written (including via email) or oral notice of his intention to rescind or terminate his Employment Agreement.

     (i) Transferred Employees. Not less than 85% of the Applicable Employees (excluding for the purpose of this calculation the Key Employees) (A) (i) shall have been employed by CP Secure Nanjing immediately prior to the Closing and (ii) shall have accepted employment with the Buyer WFOE effective upon the Nanjing Effective Date on terms reasonably satisfactory to Buyer or (B) (i) shall be employed by an entity within the CP Secure Group other than CP Secure Nanjing immediately prior to the Closing and (ii) shall have accepted employment with Buyer or its Subsidiary effective as of the Closing Date on terms reasonably satisfactory to Buyer.

     (j) Instruments of Transfer. Each bill of sale and any other appropriate document of transfer in form and substance reasonably acceptable to Buyer transferring the tangible personal property included in the Transferred Assets to Buyer and assigning to Buyer all rights of Seller and its Affiliates in and to all of the Transferred Contracts, shall have been executed on behalf of Seller (or the relevant Affiliate of Seller) and delivered to Buyer.

     (k) Minimum Inventory. The Transferred Inventory shall consist of at least the Minimum Inventory.

     (l) Buyer WFOE Formation. Buyer shall have formed the Buyer WFOE in China that has all necessary Governmental Authorizations necessary for Buyer to contribute capital to the Buyer WFOE in an amount sufficient for the Buyer WFOE to pay the portion of the Purchase Price allocated pursuant to Section 2.13 to the purchase of the assets of CP Secure Nanjing indicated in the Local Purchase Agreement to which CP Secure Nanjing is a party.

     Section 6.3 Conditions to the Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement that is qualified by a materiality standard shall be true and correct as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date) and each of the representations and warranties of Buyer contained in this Agreement that is not qualified by a materiality standard shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date).

     (b) Covenants. Each of the covenants and agreements of Buyer to be performed or complied with on or prior to the Closing shall have been duly performed and complied with in all material respects.

     (c) Ancillary Agreements. Buyer and its Affiliates shall have executed and delivered the unexecuted Ancillary Agreements to which they are parties.

     (d) Certificate. Seller shall have received a certificate, signed by a duly authorized officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

     Section 7.1 Survival. The representations, warranties, covenants and obligations of Seller and Buyer contained in this Agreement shall survive the Closing for the period set forth in this Section 7.1. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations. All representations and warranties contained in this Agreement, any Ancillary Agreement, Seller Closing Certificate or any document delivered pursuant to this Agreement and all claims with respect thereto shall terminate upon the expiration of eighteen months after the Closing Date, except that (i) the representations and warranties of Seller contained in Sections 3.12 and 3.19 shall survive until six years after the Closing (the “Seller Extended Warranties”), and (ii) the representations and warranties of Seller contained in Sections 3.9, 3.15, 3.18 and 3.24 shall survive until the earlier of (a) six years after the Closing and (b) the date that is 90 days after the expiration of the applicable statute of limitations, giving effect to any extensions thereof. All covenants and obligations contained in this Agreement, any Ancillary Agreement, Seller Closing Certificate or any document delivered pursuant to this Agreement and all claims with respect thereto shall survive until the earlier of (a) six years after the Closing and (b) the date that is 90 days after the expiration of the applicable statute of limitations, giving effect to any extensions thereof. In the event notice of any claim for indemnification under Section 7.2 or Section 7.3 hereof has been given (within the meaning of Section 10.1) within the applicable survival period, the representations, warranties, covenants and obligations that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved. Seller and Buyer hereby agree that neither party will assert, and each hereby waives, any defense that any applicable statute of limitations would preclude the making of a claim related to, or arising from, the sections set forth in clause (i) of the preceding sentence. Notwithstanding anything to the contrary in this Agreement, (A) if written notice of a claim has been given for indemnification with respect to a claim based on fraud, intentional misrepresentation or willful breach, then the relevant representations, warranties, covenants and obligations shall survive as to such claim until six years after the Closing and (B) if written notice of a claim has been given for indemnification with respect to a third party claim that questions the validity of the transfer of the Transferred Assets pursuant to this Agreement or any Ancillary Agreements or the use of the Transferred Assets or relates to one or more Excluded Liabilities or relates to Taxes for which Seller or its Affiliates is responsible in accordance with this Agreement (including Section 5.4), then the relevant representations, warranties, covenants and obligations shall survive as to such claim until the earlier of (a) six years after the Closing and (b) the date that is 90 days after the expiration of the applicable statute of limitations, giving effect to any extensions thereof.

Section 7.2 Indemnification by Seller and Selling Stockholders.

     (a) The Seller and the Selling Stockholders (collectively, the “Seller Indemnifying Parties”) hereby agree that from and after the Closing each of them shall jointly and severally indemnify, defend and hold harmless Buyer, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees (other than the Transferred Employees) and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties” collectively with Seller Indemnified Parties (as defined below), the “Indemnified Parties”) from, against and in respect of any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, diminutions in value, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, and costs and expenses (including fines, penalties and expenses of investigation and ongoing monitoring, attorneys’ fees, and out of pocket disbursements) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of Buyer Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from, (i) any breach or inaccuracy of any representation or warranty made by Seller contained in this Agreement, any Ancillary Agreement, Seller Closing Certificate or any document delivered pursuant to this Agreement for the period such representation or warranty survives, it being understood that for purposes of this Section 7.2 any qualifications relating to materiality, including the term “Material Adverse Effect”, contained in such representation or warranty or any qualifications relating to Knowledge contained in Section 3.12 shall be disregarded for purposes of determining whether such representation or warranty was breached and the amount of Losses incurred, (ii) any breach of any covenant or agreement of Seller or any of its Affiliates contained in this Agreement, any Ancillary Agreement or any document delivered pursuant to this Agreement, (iii) any of the Excluded Liabilities, including any and all Liabilities relating to the Employees to the extent not expressly assumed by Buyer in this Agreement, and (iv) any Taxes, Transfer Taxes and VAT for which Seller is responsible in accordance with this Agreement (including Section 5.4).

     (b) The maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 7.2(a) that may be recovered from the Seller Indemnifying Parties shall be limited to the Purchase Price, including any Contingent Payment (if such Contingent Payment becomes payable), it being understood that nothing in this Section 7.2(b) or elsewhere in this

Agreement shall affect any party’s rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement.

     (c) The amount of any payments (including the Contingent Payment, if any) to be made by or on behalf of Buyer to Seller or any of its Affiliates pursuant to this Agreement or any other agreement to which Seller or any of its Affiliates, on the one hand, and Buyer or any of it Affiliates, on the other hand, may be reduced by and set-off against the amount of any Losses which may be recoverable pursuant to this Article VII.

     (d) To the extent that Seller or any of its Affiliates is required to provide an indemnification payment under the terms of this Article VII, at Seller’s election, amounts for which Seller or any of its Affiliates may be liable shall be payable first from amounts remaining in the Escrow Fund. Following such time when there are no amounts remaining in the Escrow Fund, any amounts for which such Seller may be liable under Article VII shall be payable directly by such Seller, its Affiliates and their respective shareholders (or by set-off by Buyer against the Contingent Payment if the Contingent Payment has been fully earned and not yet paid by Buyer).

     (e) Notwithstanding anything herein to the contrary, each Selling Stockholder’s liability with respect to indemnification in respect of any Loss hereunder shall not exceed the product of (i) the aggregate amount of such Loss subject to indemnification hereunder and (ii) the percentage set forth opposite such Selling Stockholder’s name on Schedule 7.2(e) hereto (and in any event the aggregate liability of each Selling Stockholder with respect to all indemnification obligations hereunder shall not exceed the product of (a) the Purchase Price, including any Contingent Payment (if such Contingent Payment becomes payable), and (b) the percentage set forth opposite such Selling Stockholder’s name on Schedule 7.2(e) hereto).

     (f) No indemnification payment by the Seller Indemnifying Parties with respect to any indemnifiable Losses otherwise payable under this Section 7.2 shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $10,000, after which time the Seller Indemnifying Parties shall be liable in full for all indemnifiable Losses subject to the provisions of this Article VII.

Section 7.3 Indemnification by Buyer.

     (a) Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from, (i) any breach or inaccuracy of any representation or warranty made by Buyer contained in this Agreement, any Ancillary Agreement or any document delivered pursuant to this Agreement for the period such representation or warranty survives, it being understood that for purposes of this Section 7.3 any qualifications relating to materiality contained in such representation or warranty shall be disregarded for purposes of determining whether such representation or warranty was breached, (ii) any of the Assumed Liabilities, (iii) any breach of a covenant or agreement of Buyer contained in this Agreement, any Ancillary Agreement or any document delivered pursuant to this Agreement, and (iv) any and all Taxes for which Buyer is responsible in accordance with this Agreement (including Section 5.4).

     (b) The maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 7.3(a) that may be recovered from Buyer shall be limited to $14,000,000, it being understood that nothing in this Section 7.3(b) or elsewhere in this Agreement shall affect any party’s rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement.

     (c) No indemnification payment by Buyer with respect to any indemnifiable Losses otherwise payable under this Section 7.3 shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $10,000, after which time the Buyer shall be liable in full for all indemnifiable Losses subject to the provisions of this Article VII.

     Section 7.4 Third Party Claim Indemnification Procedures. (a) In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any

Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have 30 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim unless the Indemnified Party has notified the Indemnifying Party in the Claim Notice that it has determined in good faith that there is a reasonable probability that such Third Party Claim may materially adversely affect it or its Affiliates other than as a result of monetary damages and the monetary component of the claim is not significant; it being understood that by assuming the defense of a Third Party Claim the Indemnifying Party shall conclusively acknowledge its obligation to indemnify the Indemnified Party with respect to all of such Third Party Claim. If the Indemnifying Party does not respond within such 30-day period (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter), the Indemnifying Party will be deemed to have accepted its obligation to indemnify the Indemnified Party with respect to all of such Third Party Claim.

     (b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing and at its own expense. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 7.4(c). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (iv) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

     (c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third Party Claim as a result of the Indemnified Party’s election to defend the Third Party Claim as provided in Section 7.4(a), or (iii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

     (d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses.

     (e) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Laws), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

     Section 7.5 Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of 30 days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted the Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Person shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

     Section 7.6 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VII, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

     Section 7.7 Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 7.2 or 7.3 hereof, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants shall be treated as adjustments to the Purchase Price for Tax purposes and such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

ARTICLE VIII TERMINATION

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by written agreement of Buyer and Seller;

(b)	by either Buyer or Seller, by giving written notice of such

termination to the other party, if the Closing shall not have occurred on or prior to June 30, 2009 (the “Termination Date”) so long as the terminating party is not in material breach of its obligations under this Agreement.

     (c) by either Buyer or Seller if a court of competent jurisdiction or other Government Entity shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction.

     (d) by Buyer if there has been a material breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in either case such that the conditions in Section 6.2(b) would not be satisfied; provided, however, that if such breach is curable by Seller through the exercise of its reasonable efforts, then, provided that Seller continues to exercise such reasonable efforts, Buyer may not terminate this Agreement under this Section 8.1(d) prior to the Termination Date unless such breach is not cured within 30 days of notice thereof.

     (e) by Seller if there has been a material breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or if any such representation or warranty shall have become untrue after the date of this Agreement, in either case such that the conditions in Section 6.2(c) would not be satisfied; provided, however, that if such breach is curable by Buyer through the exercise of its reasonable efforts, then provided that Buyer continues to exercise such reasonable efforts, Seller may not terminate this Agreement under this Section 8.2(e) prior to the Termination Date unless such breach is not cured within 30 days of notice thereof.

     Section 8.2 Termination Procedures. If either Buyer or Seller wishes to terminate this Agreement pursuant to Section 8.1, such party will deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a brief statement of the basis on which such party is terminating this Agreement.

     Section 8.3 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.3, and in Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.10, 10.11, 10.12 and 10.13 (and any related definitional provisions set forth in Article I), and except that nothing in this Section 8.3 shall relieve any party from liability for any breach of this Agreement that arose prior to such termination, for which liability the provisions of Article VII shall remain in effect in accordance with the provisions and limitations of such Article.

ARTICLE IX EMPLOYEE MATTERS

     Section 9.1 Employment Matters. Immediately prior to the Closing, Buyer shall, or shall cause its applicable Affiliate to, extend, to each employee listed on Schedule 9.1 (the “Applicable Employees”) (other than the Key Employees who shall have entered into an Employment Agreement and whose employment with Buyer or its Affiliates will be governed by the terms of such Employment Agreement), an offer of employment (the “Offer Letter”) that, if accepted, would become effective on the Closing Date (or on the Nanjing Effective Date for all Applicable Employees who are employees of CP Secure Nanjing immediately prior to the Closing), except for clause (iii) below which would become effective on acceptance of the Offer Letter, and would: (i) provide such Applicable Employee with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided by Seller (or any applicable Affiliate of Seller) to such Applicable Employee immediately prior to the Closing (excluding equity based plans, defined benefit pension plans, retiree medical programs and severance plans and practices); (ii) will provide the Applicable Employee with an opportunity to participate in Buyer’s standard employee bonus plan; and (iii) include a consent by each Applicable Employee to disclosure of the Applicable Employee’s personnel file and transfer of such personnel file and other employment records pertaining to such Applicable Employee, to Buyer or its Affiliates. Effective on the Closing Date (or on the Nanjing Effective Date for all Applicable Employees who are employees of CP Secure Nanjing immediately prior to the Closing), Seller (or the applicable Affiliate of Seller) shall accept the resignation of, and effective as of the Closing Date (or on the Nanjing Effective Date for all Applicable Employees who are employees of CP Secure Nanjing immediately prior to the Closing), Buyer (or the applicable Affiliate of Buyer) will hire each Transferred Employee. Seller consents to Buyer (or an Affiliate of Buyer) contacting Applicable Employees with respect to the desire of such employees to enter the employ of Buyer (or an Affiliate of Buyer) and Seller shall cooperate with the efforts of Buyer (or an Affiliate of Buyer) to cause such Applicable Employees to accept any offers of employment by Buyer (or an Affiliate of Buyer) and to execute Offer Letters. Notwithstanding the foregoing, nothing herein shall be construed as to prevent Buyer (or an Affiliate of Buyer) from terminating the employment of any Transferred Employee at any time on or after the Closing Date (or on the Nanjing Effective Date for all Applicable Employees who are employees of CP Secure Nanjing immediately prior to the Closing) for any reason (or no reason). Seller shall pay to each Transferred Employee employed as of the Closing Date (or on the Nanjing Effective Date for all Transferred Employees who are employees of CP Secure Nanjing immediately prior to the Closing) an amount equal to such employee’s accrued but untaken vacation entitlements or other paid time off as of the Closing Date. Buyer shall pay to each Transferred Employee who is first employed by Buyer as of the Nanjing Effective Date an amount equal to such Transferred Employee’s accrued but untaken vacation entitlements or other paid time off, calculated in accordance with Seller’s vacation policy previously provided to Buyer, solely for the period between the Closing Date and the Nanjing Effective Date.

     Section 9.2 No Third Party Rights. Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular employee benefit plan, (ii) give any third party any right to enforce the provisions of Section 5.5 or this Article 9 or (iii) obligate Buyer (or any Affiliate of Buyer) to (x) maintain any particular employee benefit plan or (y) retain the employment of any particular employee.

     Section 9.3 Employee Communications. Prior to making any written or oral communications to the Applicable Employees pertaining to compensation or benefit matters relating to employment by Buyer or its Affiliates, Seller shall provide Buyer with a copy of any written intended communication, and an oral or written (including by email) summary of the substance of any oral intended communication. Buyer shall have a reasonable period of time to review and comment on the communication, and Buyer and Seller shall cooperate in providing any such mutually agreeable communication.

ARTICLE X MISCELLANEOUS

     Section 10.1 Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person: To Buyer: NETGEAR, INC.

350 E. Plumeria Drive San Jose, California 95134 Telephone: (408) 907-8000 Telecopy: (408) 907-8097

Email: Albert.Liu@Netgear.com

Attn: Albert Liu, Vice President, Legal and Corporate Development

     With a copy (which shall not constitute notice to): Sullivan & Cromwell LLP

1870 Embarcadero Road Palo Alto, California 94303 Telephone: (650) 461-5600 Telecopy: (650) 467-5700 Email: savvaj@sullcrom.com Attn: John L. Savva

To Seller:

CP SECURE INTERNATIONAL HOLDING LIMITED Marquee Place, Suite 300, 430 West Bay Road PO Box 30691 Grand Cayman KYI-1203 Cayman Islands Telephone: Telecopy: Email:

Attn:

With a copy (which shall not constitute notice to):

Chen & Lin Attorneys-at-Law
Bank Tower, 4th Floor,
205 Tun Hwa North Road
Taipei, Taiwan 105
Telephone: (886) 2-2715-0270
Telecopy: (886) 2-2514-7510
Email: Jenniferwang@chenandlin.com
Attn: Jennifer Wang

     Section 10.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 10.3 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Subject to the provisions of Section 2.13, no party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto, except as provided in Section 10.5 and except that Buyer may assign any and all of its rights under this Agreement or any Ancillary Agreement to one or more of its Wholly-Owned Subsidiaries (but no such assignment shall relieve Buyer of any of its obligations hereunder). Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

     Section 10.4 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) and the Ancillary Agreements contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing. In the event of any conflict or inconsistency between the terms of this Agreement and any Ancillary Agreement, the terms of this Agreement shall govern.

     Section 10.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

     Section 10.6 Public Disclosure. Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of one of the parties is listed, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by Buyer and Seller.

     Section 10.7 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses. All fees and expenses of the Escrow Agent shall be paid equally by Seller and Buyer within 30 days of the date that the Escrow Agent submits an invoice to Seller and Buyer. Buyer shall be entitled to draw upon the Escrow Fund for the payment of any Escrow Agent fees and expenses that have not been paid by Seller in accordance with the previous sentence.

     Section 10.8 Schedules. The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure only for purposes of the section of this Agreement to which such schedule specifically relates.

     Section 10.9 Bulk Sales. Seller and Buyer agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Transferred Assets are located to the extent that such Article is applicable to the transactions contemplated hereby.

     Section 10.10 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Agreements, exclusively in the United States District Court for the Northern District of California or any California State court sitting in Santa Clara County (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement or any of the Ancillary Agreements (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.1 of this Agreement. Each party hereto irrevocably designates C.T. Corporation as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

     Section 10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

     Section 10.12 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

     Section 10.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

CP SECURE INTERNATIONAL HOLDING LIMITED By: Name: Shuang Ji Title: CEO

NETGEAR, INC. By: Name: Title:

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

SELLING STOCKHOLDER:

______________________________
By: Name: Title: